UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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NVIDIA CORPORATION
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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Date and time:	Wednesday, May 20, 2015 at 10:30 a.m. Pacific Daylight Time

Location:	NVIDIA Headquarters, Building E
2800 Scott Boulevard, Santa Clara, California 95050

Virtual meeting:	www.virtualshareholdermeeting.com/NVIDIA2015
Items of business:

•
Election of twelve directors nominated by the Board of Directors
•
Approval of our executive compensation
•
Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016

Transaction of other business properly brought before the meeting

Record date:	You can vote at the meeting if you were a stockholder of record at the close of business on March 24, 2015.

Your vote is very important. Whether or not you plan to attend the meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 20, 2015. This Notice, our Proxy Statement, our Annual Report on Form 10-K and our Stockholder Letter are available at www.nvidia.com/proxy.

By Order of the Board of Directors

David M. Shannon
Secretary

Santa Clara, California
April 9, 2015

DEFINITIONS

1998 Plan	NVIDIA Corporation 1998 Equity Incentive Plan
1999 Plan	PortalPlayer, Inc. 1999 Stock Option Plan
2004 Plan	PortalPlayer, Inc. Amended and Restated 2004 Stock Incentive Plan
2007 Plan	NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan
2012 ESPP	NVIDIA Corporation Amended and Restated 2012 Employee Stock Purchase Plan
2014 Annual Meeting	2014 Annual Meeting of Stockholders
2015 Annual Meeting	2015 Annual Meeting of Stockholders
AC	Audit Committee
Board	The Company’s Board of Directors
CC	Compensation Committee
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
Company, We or Us	NVIDIA Corporation, a Delaware corporation
Dodd Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act
Exchange Act	Securities Exchange Act of 1934, as amended
Exequity	Exequity LLP, the CC’s independent compensation consultant
Fiscal 2014	The Company’s fiscal year 2014 (January 28, 2013 to January 26, 2014)
Fiscal 2015	The Company’s fiscal year 2015 (January 27, 2014 to January 25, 2015)
Form 10-K	The Company’s Annual Report on Form 10-K for Fiscal 2015 filed with the SEC on March 11, 2015
GAAP	Generally accepted accounting principles
Internal Revenue Code	U.S. Internal Revenue Code of 1986, as amended
Lead Director	Lead independent director
NASDAQ	The NASDAQ Stock Market LLC
NCGC	Nominating and Corporate Governance Committee
NEOs	Named Executive Officers
Non-GAAP Operating Income	GAAP operating income adjusted for certain pre-determined costs and/or credits as the Company reports in its earnings materials
Notice	Notice of Internet Availability of Proxy Materials
NYSE	New York Stock Exchange
PSUs	Performance stock units
RSUs	Restricted stock units
SEC	U.S. Securities and Exchange Commission
PwC	PricewaterhouseCoopers LLP
Variable Cash Plan	The Company’s variable cash compensation plan

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2015 Annual Meeting of Stockholders

Date and time:	Wednesday, May 20, 2015 at 10:30 a.m. Pacific Daylight Time

Location:	NVIDIA Headquarters, Building E 2800 Scott Boulevard, Santa Clara, California 95050 (See directions on the last page of the proxy statement)

Virtual meeting:	You may also vote at the meeting via the Internet by visiting www.virtualshareholdermeeting.com/NVIDIA2015.

Record date:	Stockholders as of March 24, 2015 are entitled to vote

Admission to meeting:	Photo identification and proof of share ownership will be required to attend the meeting.
Voting Matters and Board Recommendations
While we have summarized the 2015 Annual Meeting proposals below, please review the proxy statement for more information. Every stockholder’s vote is important. Our Board urges you to vote your shares FOR each of the proposals below.

Matter	Page Reference (for more detail)	Board Recommendation	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Management Proposals:
Election of twelve directors	8	FOR each director nominee	Receipt of more FOR votes than WITHHOLD votes	None	None
Approval of our executive compensation	24	FOR	Majority of shares present	Against	None
Ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016	47	FOR	Majority of shares present	Against	None
Election of Directors (Proposal 1)
The following table provides summary information about each director nominee:

Name	Age	Director Since		Occupation	Committees
					AC	CC	NCGC
Robert K. Burgess	57	2011		Independent Consultant		Chair
Tench Coxe	57	1993		Managing Director, Sutter Hill Ventures		Member
Persis S. Drell	59	2015		Dean, School of Engineering, Stanford University
James C. Gaither	77	1998		Managing Director, Sutter Hill Ventures			Member
Jen-Hsun Huang	52	1993		President & CEO, NVIDIA Corporation
Dawn Hudson	57	2013		Chief Marketing Officer, National Football League		Member
Harvey C. Jones	62	1993		Managing Partner, Square Wave Ventures	Member		Member
Michael G. McCaffery	61	2015		Chairman & Managing Director, Makena Capital Management	Member
William J. Miller*	69	1994		Independent Consultant	Member		Chair
Mark L. Perry	59	2005		Advisor, Third Rock Ventures	Chair
A. Brooke Seawell	67	1997		Venture Partner, New Enterprise Associates	Member
Mark A. Stevens	55	2008	**	Managing Partner, S-Cubed Capital		Member	Member

* Lead Director
** Mr. Stevens previously served as a member of our Board from 1993 until 2006

Corporate Governance Highlights

Our Board is committed to strong corporate governance, which is used to promote the long-term interest of NVIDIA and our stockholders.  Regular stockholder outreach is important to us. We seek a collaborative approach to issues of importance to our stockholders that affect our business and also to ensure that they see our governance and executive pay practices as well-structured. In Fiscal 2015, our management reached out to 10 of our largest stockholders as of June 30, 2014 to gain valuable insights into the corporate governance and executive compensation issues they most care about.

In the last four years, the Board has appointed four new directors: Robert K. Burgess, Dawn Hudson, and most recently, Michael G. McCaffery, an asset-management executive and investment banker, and Persis S. Drell, a physicist and dean of the Stanford School of Engineering.  Mr. McCaffery brings to the Board deep business, financial and public market knowledge, as well as extensive executive management and corporate governance experience. As an accomplished researcher and educator, Ms. Drell brings to the Board expert leadership in guiding innovation in science and technology.

In Fiscal 2015, we also amended our director and NEO stock ownership guidelines as follows:

•
Non-employee directors are required to hold a number of shares of the Company's common stock with a value equal to six times the annual cash retainer for Board service. Each such director has until the later of (i) the end of fiscal year 2016 or (ii) within five years of Board appointment, to reach this threshold.

•
The CEO is required to hold a number of shares of the Company's common stock with a value equal to six times his annual base salary. Mr. Huang holds stock with a value equal to 487 times his annual base salary, based on our closing price as of March 24, 2015.

•
All other NEOs are required to hold a number of shares of the Company's common stock with a value equal to his or her annual base salary. All of our NEOs hold stock with a value exceeding his or her respective annual base salary, based on our closing price as of March 24, 2015.

Approval of Executive Compensation for Fiscal 2015 (Proposal 2)
We are asking our stockholders to cast a non-binding vote, commonly referred to as “say on pay”, to approve our NEO compensation. The Board believes that our compensation policies and practices are effective in achieving our goals of attracting, retaining and motivating our executive officers, rewarding financial and operating performance and aligning our executives’ interests with those of our stockholders to create long-term value. The Board has adopted a policy of providing for annual say on pay votes.

Executive Compensation Highlights

At our 2014 Annual Meeting, nearly 98% of the votes cast on our say-on-pay proposal were in support of the compensation paid to our executive officers for Fiscal 2014. Consistent with its strong commitment to engagement, communication and transparency, the CC continues to regularly review our executive compensation program to ensure alignment between the interests of our executive officers and stockholders. The only changes made to our executive compensation program since our stockholders overwhelmingly supported our Fiscal 2014 program were the following, each intended to further align pay with performance:

•	We granted 100% of our CEO’s equity compensation in the form of PSUs

•	We introduced PSUs for all of our other NEOs

•	We revised our Variable Cash Plan so that 100% of our NEOs’ variable cash opportunity is tied to NVIDIA’s financial operating performance

•	We increased emphasis on equity compensation as a percentage of total target pay

Below are important elements of our compensation program we have adopted, and problematic pay practices that we avoid:

What We Do		What We Don’t Do
✓	Heavily weight our NEO compensation toward “at-risk” performance-based compensation, consisting of equity awards and variable cash compensation	✗	Have employment contracts or severance agreements providing for a specific term of employment or severance benefits with any of our executive officers
✓	Use multi-year vesting terms for all executive officer equity awards	✗	Provide change-in-control benefits to our executive officers
✓
Engage with our stockholders and corporate governance groups to discuss our executive compensation programs, carefully consider their input and make changes to our pay practices based on their feedback
✗
Provide for automatic equity vesting upon a change-in-control except for the provisions in our equity plans that are applicable to all of our employees if an acquiring company does not assume or substitute our outstanding stock awards

✓	Structure our executive compensation programs to minimize inappropriate risk-taking	✗	Provide tax gross-ups
✓	Cap PSUs and incentive award levels under the annual Variable Cash Plan	✗	Offer our executive officers any supplemental retirement benefits or perquisites that are not available to all NVIDIA employees
✓
Rigorously administer our compensation program, including review of peer group practices, advice by an independent compensation consultant reporting directly to our CC, and long-standing, consistently-applied practices regarding the timing of equity grants
		✗	Allow for the repricing of stock options without stockholder approval
✓	Have meaningful stock ownership guidelines for our executive officers	✗	Use discretion in performance incentive award determination
✓	Enforce a “no-hedging” policy and a “no-pledging” policy that does not allow our executive officers to hedge the economic interest in the NVIDIA shares they hold or pledge NVIDIA shares as collateral
✓
Maintain a “clawback” policy for the recovery of performance-based cash and equity compensation in the event of a financial restatement that does not require individual misconduct to be enforced against our executive officers

✓	Review the external marketplace and make internal comparisons among the executive officers when making compensation determinations
✓
Have three or more independent non-employee directors serve on the CC, which engages an independent consultant to provide advice and counsel on market trends, executive pay practices and regulatory developments

Ratification of Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2016 (Proposal 3)
We are asking our stockholders to ratify our AC’s selection of PwC as our independent registered public accounting firm for fiscal year 2016. While we are not required to have our stockholders ratify the selection of PwC, we are doing so because we believe it is good corporate practice. If our stockholders do not ratify the selection, the AC will reconsider the appointment, but may nevertheless retain PwC as our independent registered public accounting firm. Even if the selection is ratified, the AC may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of NVIDIA and our stockholders.

NVIDIA CORPORATION
2701 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95050
(408) 486-2000
  ____________________________________________________
PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 2015
  ____________________________________________________

INFORMATION ABOUT THE MEETING

Your proxy is being solicited for use at the 2015 Annual Meeting on behalf of the Board. Our 2015 Annual Meeting will take place on Wednesday, May 20, 2015 at 10:30 a.m. Pacific Daylight Time.

Meeting Attendance

If you were an NVIDIA stockholder as of the close of business on the March 24, 2015 record date, or if you hold a valid proxy, you can attend and vote at our 2015 Annual Meeting in person or you can attend and participate via the Internet.

Attending In Person.    Our 2015 Annual Meeting will take place in Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050. Please see the map at the end of this proxy statement for directions. Check-in will begin at 10:00 a.m., Pacific Daylight Time. You must present photo identification for admittance. If you are a stockholder of record or hold your shares through the NVIDIA Sponsored Equity Award Accounts at Charles Schwab, your name will be verified against the list of stockholders of record or plan participants. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership on the record date, such as a recent account statement or other similar ownership evidence. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2015 Annual Meeting.

Attending Online.  You may also attend the 2015 Annual Meeting at www.virtualshareholdermeeting.com/NVIDIA2015, which contains instructions on how to demonstrate proof of stock ownership, as well as how to vote and submit questions via the Internet. You will need the 12-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) to enter the meeting via the Internet.

Non-stockholders can also listen to the 2015 Annual Meeting live at www.virtualshareholdermeeting.com/NVIDIA2015. An archived copy of the webcast will be available at www.nvidia.com/proxy through June 5, 2015.

Quorum and Voting

Quorum. To hold our 2015 Annual Meeting, we need a majority of the outstanding shares entitled to vote at the close of business on March 24, 2015 represented at the 2015 Annual Meeting either in person or by proxy, or a quorum. On the record date, there were 553,171,582 shares of common stock outstanding and entitled to vote, meaning that 276,585,792 shares must be represented in person or by proxy to have a quorum. A list of stockholders entitled to vote at the 2015 Annual Meeting will be available at our headquarters, 2701 San Tomas Expressway, Santa Clara, California for 10 days prior to the 2015 Annual Meeting. If you would like to view the stockholder list, please call our Investor Relations Department at (408) 486-2000 to schedule an appointment.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2015 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present may adjourn the 2015 Annual Meeting to another date.

Vote Options. You may vote FOR any nominee to the Board, you may WITHHOLD your vote for any nominee or you may ABSTAIN from voting. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.

Stockholder of Record: You are a stockholder of record if your shares were registered directly in your name with our transfer agent, Computershare, on March 24, 2015, and can vote shares in any of the following ways:

•In person, by attending the 2015 Annual Meeting;
•Via mail, by signing and mailing your proxy card to us before the 2015 Annual Meeting; or
•By telephone or over the Internet, by following the instructions provided in the Notice or your proxy materials.

You may change your vote or revoke your proxy before the final vote at the 2015 Annual Meeting in any of the following ways:

•	Attend the 2015 Annual Meeting and vote in person;

•	Submit another properly completed proxy card with a later date;

•	Send a written notice that you are revoking your proxy to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: Secretary; or

•	Submit another proxy by telephone or Internet after you have already provided an earlier proxy.

If you do not vote at the 2015 Annual Meeting using any of the ways described above, your shares will not be voted.

Street Name Holder: If your shares are held through a nominee, such as a bank or broker, on March 24, 2015, your shares are held in “street name.” As a beneficial owner, such nominee is the stockholder of record of your shares. However, you have the right to direct your nominee on how to vote the shares in your account. You should have received a Notice or voting instructions from your nominee, and should follow the included instructions in order to instruct such nominee on how to vote your shares. To vote in person or over the Internet at the 2015 Annual Meeting, you must obtain a valid proxy from your nominee.

If you do not instruct your nominee how to vote your shares, such nominee can use its discretion to vote such “uninstructed” shares with respect to matters considered by NYSE rules to be “routine”. However, your nominee will not be able to vote your shares with respect to “non-routine” matters, including elections of directors (even if not contested) and executive compensation (including any advisory stockholder votes on executive compensation), unless they receive specific instructions from you. A broker non-vote occurs when a nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Therefore, you MUST give your nominee instructions in order for your vote to be counted on the proposals to elect directors and to conduct an advisory approval of our executive compensation. We strongly encourage you to vote.

Note that under the rules of the national stock exchanges, any NVIDIA stockholder whose shares are held in street name by a member brokerage firm may revoke a proxy and vote his or her shares in person at the 2015 Annual Meeting only in accordance with applicable rules and procedures of those exchanges, as employed by the street name holder’s brokerage firm.

Vote Count. On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned as of March 24, 2015. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of twelve directors	Directors are elected if they receive more FOR votes than WITHHOLD votes	None	None
2	Approval of our executive compensation	FOR votes from the holders of a majority of shares present and entitled to vote	Against	None
3	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016	FOR votes from the holders of a majority of shares present and entitled to vote	Against	None

If you are a stockholder of record and you returned a signed proxy card without marking any selections, your shares will be voted FOR each of the nominees listed in Proposal 1 and FOR the other proposals. If any other matter is properly presented at the 2015 Annual Meeting, Jen-Hsun Huang or David M. Shannon as your proxyholder will vote your shares using his best judgment.

Vote Results. Preliminary voting results will be announced at the 2015 Annual Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by May 27, 2015.

Proxy Materials

An SEC rule allows companies like NVIDIA to furnish their proxy materials over the Internet even if the stockholder has not previously elected to receive the materials in this manner. On or about April 9, 2015, we sent stockholders who own our common stock at the close of business on March 24, 2015 (other than those who previously requested electronic or paper delivery) a Notice containing instructions on how to access our proxy materials, vote over the Internet or by telephone, and elect to receive future proxy materials electronically or in printed form by mail.

If you choose to receive future proxy materials electronically (via www.proxyvote.com for stockholders of record and www.icsdelivery.com/nvda for street name holders) you will receive an email next year with links to the proxy materials and proxy voting site.

SEC rules also permit companies and intermediaries, such as brokers, to satisfy Notice and proxy material delivery requirements for multiple stockholders with the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. We follow this practice, known as “householding,” unless we have received contrary instructions from any stockholder at that address.

If you received more than one Notice or full set of proxy materials then your shares are either registered in more than one name or are held in different accounts. Please vote the shares covered by each Notice or proxy card. To modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker. Your “householding” election will continue until you are notified otherwise or until you revoke your consent.

To make a change regarding the form in which you receive proxy materials (electronically or in print), or to request receipt of a separate set of documents to a household, contact our Investor Relations Department (through our website at www.nvidia.com, with an electronic mail message to ir@nvidia.com or by mail at 2701 San Tomas Expressway, Santa Clara, California 95050).

We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, by Internet or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained MacKenzie Partners on an advisory basis for an estimated fee of approximately $15,000 and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

2016 Annual Meeting Stockholder Proposals

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 11, 2015 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. However, if we do not hold our 2016 Annual Meeting between April 20, 2016 and June 19, 2016, then the deadline is a reasonable time before we begin to print and send our proxy materials. If you wish to submit a proposal for consideration at the 2016 Annual Meeting that is not to be included in next year’s proxy materials, you must do so in writing following the above instructions not later than the close of business on December 11, 2015, and not earlier than November 11, 2015. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Proposal 1—Election of Directors
All of our directors have one-year terms and stand for election annually.
Our Board has twelve members. Upon the recommendation of our NCGC, our Board has nominated for election at the 2015 Annual Meeting the 12 individuals listed in the following table to hold office until the next annual meeting of stockholders and until his or her successor is elected or appointed. Each of the nominees listed below, other than Mr. McCaffery and Ms. Drell, is currently a director of NVIDIA previously elected by our stockholders.
Our nominees include 11 independent directors, as defined by the rules and regulations of NASDAQ, and one NVIDIA officer: Jen-Hsun Huang, who serves as our President and CEO.
The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced. In accordance with our Bylaws, directors are elected if they receive more FOR votes than WITHHOLD votes.

Recommendation of the Board
The Board recommends that you vote FOR the election of each of the following nominees:

Name	Age	Director Since		Occupation	Indepen-dent	Other Public Company Boards
Robert K. Burgess	57	2011		Independent Consultant	•	1
Tench Coxe	57	1993		Managing Director, Sutter Hill Ventures	•	2
Persis S. Drell	59	2015		Dean, School of Engineering, Stanford University	•	--
James C. Gaither	77	1998		Managing Director, Sutter Hill Ventures	•	--
Jen-Hsun Huang	52	1993		President & CEO, NVIDIA Corporation		--
Dawn Hudson	57	2013		Chief Marketing Officer, National Football League	•	2
Harvey C. Jones	62	1993		Managing Partner, Square Wave Ventures	•	--
Michael G. McCaffery	61	2015		Chairman & Managing Director, Makena Capital Management	•	1
William J. Miller*	69	1994		Independent Consultant	•	3
Mark L. Perry	59	2005		Advisor, Third Rock Ventures	•	--
A. Brooke Seawell	67	1997		Venture Partner, New Enterprise Associates	•	2
Mark A. Stevens	55	2008	**	Managing Partner, S-Cubed Capital	•	--

* Lead Director
** Mr. Stevens previously served as a member of our Board from 1993 until 2006

Director Qualifications
The NCGC is responsible for reviewing, assessing and recommending nominees to the Board for approval. The NCGC has not established specific minimum age, education, experience or skill requirements for potential members, and instead considers numerous factors, such as the nominee’s: independence; gender; ethnic background; high-level management experience necessary to oversee our business; professional and industry knowledge; financial expertise; desirability as a member of any committees of the Board; willingness and ability to devote substantial time and effort to Board responsibilities; ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies; and all relationships between the proposed nominee and any of our stockholders, competitors, customers, suppliers or other persons with a relationship to NVIDIA. In determining whether to recommend a director for re-election, the NCGC also reviews this director’s overall service to NVIDIA, including the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of the Board. The NCGC values diversity as a factor in selecting nominees to serve on the Board and considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.

The priorities and emphasis of the NCGC and of the Board with regard to the above factors change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

Listed below are key skills and experience that the NCGC and Board consider important for our directors to have in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications and skills relative to this list as of the date of this proxy statement.

•	Senior Management and Operating Experience. Directors who have served in senior leadership positions bring insight to constructively review and assess our operating plan and business strategy.

•
Industry and Technical Expertise.    Because we are a technology, hardware and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop and the markets in which we compete.

•
Financial Expertise.    Knowledge of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our financial reporting and internal controls.

•
Public Company Board Experience.    Directors who have served on boards of directors of other public companies have corporate governance experience, a deep understanding of the role and responsibilities of the Board and insight into matters being handled by our Board.

•
Experience as an Investor.    Directors who have experience as investors can assist the Board with analyzing methods by which the Company can increase stockholder value. As investors themselves, they also have the knowledge and experience to effectively engage with investors and stockholders.

•	Legal Expertise. Directors who have legal education and experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal and regulatory compliance.

Our Director Nominees

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director that led the NCGC to believe that that director should continue to serve on the Board.

Robert K. Burgess has served as an independent investor and board member to technology companies since 2005. He was chief executive officer from 1996 to 2005 of Macromedia, Inc., a provider of internet and multimedia software, which was acquired by Adobe Systems Incorporated; he also served from 1996 to 2005 on its board of directors, as chairman of its board of directors from 1998 to 2005 and as executive chairman for his final year. Previously, he held key executive positions from 1984 to 1991 at Silicon Graphics, Inc. (SGI), a graphics and computing company; from 1991 to 1995, served as chief executive officer and a board member of Alias Research, Inc., a publicly traded 3D software company, until its acquisition by SGI; and resumed executive positions at SGI during 1996. Mr. Burgess serves on the board of Adobe and several privately-held companies. He was a director of IMRIS Inc., a provider of image guided therapy solutions, until 2013. He holds a BCom degree from McMaster University. He joined the NVIDIA board in 2011.

Mr. Burgess brings to the Board leadership experience and expertise in the areas of financial- and risk-management and operations. He has a broad understanding of the roles and responsibilities of a corporate board and provides valuable insight on a range of issues in the technology industry.

Tench Coxe has been a managing director of Sutter Hill Ventures, a venture capital investment firm, since 1989, where he focuses on investments in the IT sector, particularly semiconductor companies. Prior to joining Sutter Hill Ventures in 1987, he was director of marketing and MIS at Digital Communication Associates. He serves on the board of directors of Mattersight Corp., a customer loyalty software firm, Artisan Partners Asset Management Inc., an institutional money management firm, and several privately held technology companies. Mr. Coxe holds a BA degree in Economics from Dartmouth College and an MBA degree from Harvard Business School. He joined the NVIDIA board in 1993.

Mr. Coxe brings to the Board expertise in financial and transactional analysis and provides valuable perspectives on corporate strategy and emerging technology trends. His significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Persis S. Drell is the Dean of the Stanford School of Engineering, a Professor in the School of Engineering and a Professor of Materials Science and Engineering and Physics at Stanford University. Ms. Drell, who assumed the post of Dean in September 2014, has been on the faculty at Stanford since 2002. Ms. Drell served as the Director of the U.S. Department of Energy SLAC National Accelerator Laboratory from 2007 to 2012. Ms. Drell is a member of the National Academy of Sciences and the American Academy of Arts and Sciences, and is a fellow of the American Physical Society. She has been the recipient of a Guggenheim Fellowship and a National Science Foundation Presidential Young Investigator Award. Ms. Drell holds a Ph.D. from the University of California Berkeley and an AB degree in Mathematics and Physics from Wellesley College. She joined the NVIDIA board in March 2015.

An accomplished researcher and educator, Ms. Drell brings to the Board expert leadership in guiding innovation in science and technology.

James C. Gaither has been a managing director of Sutter Hill Ventures, a venture capital investment firm, since 2000. He was a partner in the law firm Cooley LLP from 1971 to 2000 and senior counsel to the firm from 2000 to 2003. Prior to practicing law he served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States Supreme Court, special assistant to the Assistant Attorney General in the U.S. Department of Justice and staff assistant to U.S. President Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University, former vice chairman of the board of directors of The William and Flora Hewlett Foundation and immediate past chairman of the Board of Trustees of the Carnegie Endowment for International Peace. Mr. Gaither holds a BA degree in Economics from Princeton University and a JD degree from Stanford University Law School. He joined the NVIDIA board in 1998.

Mr. Gaither brings to the Board expertise in corporate strategy and negotiating complex transactions. He also provides valuable perspectives on the roles and responsibilities of a corporate board, including oversight of a public company’s legal and regulatory compliance and engagement with regulatory authorities. His significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Jen-Hsun Huang co-founded NVIDIA in 1993 and has since served as president, chief executive officer, and a member of the board of directors. Mr. Huang held a variety of positions from 1985 to 1993 at LSI Logic Corp., a computer chip manufacturer, including leading the business unit responsible for the company’s system-on-a-chip strategy. He was a microprocessor designer from 1984 to 1985 at Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a BSEE degree from Oregon State University and an MSEE degree from Stanford University.

Mr. Huang is one of the technology industry’s most respected executives, having taken NVIDIA from a startup to a world leader in visual computing. Under his guidance, NVIDIA has compiled a record of consistent innovation and sharp execution, marked by products that have gained strong market share.

Dawn Hudson has served as Chief Marketing Officer for the National Football League since October 2014. Previously, she served from 2009 to 2014 as vice chairman of The Parthenon Group, an advisory firm focused on strategy consulting. She was president and chief executive officer of Pepsi-Cola North America, the beverage division of PepsiCo, Inc. for the U.S. and Canada, from 2005 to 2007 and president from 2002, and simultaneously served as chief executive officer of the foodservice division of PepsiCo, Inc. from 2005 to 2007. Previously, she spent 13 years in marketing, advertising and branding strategy, holding leadership positions at major agencies, such as D’Arcy Masius Benton & Bowles and Omnicom. She currently serves on the boards of directors of The Interpublic Group of Companies, Inc., an advertising holding company, and Lowes Companies, Inc., a home-improvement retailer. She was a director of P.F. Chang’s China Bistro, Inc., a restaurant chain, until 2012, and of Allergan, Inc., a biopharmaceutical company, until March 2014. She holds a BA degree from Dartmouth College. She joined the NVIDIA board in 2013.

Ms. Hudson brings to the board experience in executive leadership. As a longtime marketing executive, she has valuable expertise and insights in leveraging brands, brand development and consumer behavior. She also has considerable corporate governance experience, gained from more than 10 years of serving on the boards of public companies.

Harvey C. Jones has been the managing partner of Square Wave Ventures, a private investment firm, since 2004. Mr. Jones has been an entrepreneur, high technology executive and active venture investor for over 30 years. In 1981, he co-founded Daisy Systems Corp., a computer-aided engineering company, ultimately serving as its president and chief executive officer until 1987. Between 1987 and 1998, he led Synopsys. Inc., a major electronic design automation company, serving as its chief executive officer for seven years and then as executive chairman. In 1997, Mr. Jones co-founded Tensilica Inc., a privately held technology

IP company that developed and licensed high performance embedded processing cores. He served as chairman of the Tensilica board of directors from inception through its 2013 acquisition by Cadence Design Systems, Inc. In 2014, coincident with his investment in the company, Mr. Jones joined the board of directors of Tintri Technology, a private company that builds data storage solutions for virtual and cloud environments. He also served as lead director on the board of directors of Wind River Systems from 2006 until its sale to Intel in 2009. Mr. Jones holds a BS degree in Mathematics and Computer Sciences from Georgetown University and an MS degree in Management from Massachusetts Institute of Technology. He joined the NVIDIA board in 1993.

Mr. Jones brings to the board an executive management background, an understanding of semiconductor technologies and complex system design, and experience in the business of technology licensing. He provides valuable insight into innovation strategies, research and development efforts, as well as management and development of our technical employees. His financial expertise qualifies him to serve as an “audit committee financial expert” within the meaning of SEC rules, and his significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Michael G. McCaffery is the Chairman and a Managing Director of Makena Capital Management, an investment management firm. From December 2005 to December 2013, he was the Chief Executive Officer of Makena Capital Management. From September 2000 to June 2006, he was the President and Chief Executive Officer of the Stanford Management Company, the university subsidiary charged with managing Stanford University’s financial and real estate investments. Prior to Stanford Management Company, Mr. McCaffery was President and Chief Executive Officer of Robertson Stephens and Company, a San Francisco-based investment bank and investment management firm, from January 1993 to December 2009, and also served as Chairman from January 2000 to December 2000. Mr. McCaffery serves on the board of directors, or on the advisory boards, of several privately held companies and non-profits. He was a director of KB Home, a homebuilding company, from 2003 until April 2015. Mr. McCaffery is a Trustee of the Rhodes Scholarship Trust. Mr. McCaffery holds a BA degree from Princeton University, a BA honors degree and an MA degree as a Rhodes Scholar from Merton College, Oxford University, Oxford, England, and an MBA degree from the Stanford Graduate School of Business. He joined the NVIDIA board in March 2015.

Mr. McCaffery brings to the Board a broad array of business, investment and real estate experience and recognized expertise in financial matters, as well as a demonstrated commitment to good corporate governance.

William J. Miller has served as an independent consultant since 1999 and is on the board of directors of Waters Corp., a scientific instrument manufacturing company; Digimarc Corp., a developer and supplier of secure identification products and digital watermarking technology; and Glu Mobile, Inc., a publisher of mobile games. He was president, chief executive officer and chairman of the board of directors from 1996 to 1999 of Avid Technology, Inc., a provider of digital tools for multimedia. He was chief executive officer and a board director from 1992 to 1995 of Quantum Corp., a mass storage company, where he was chairman for three years. From 1981 to 1992, he held various positions at Control Data Corp., a supplier of computer hardware, software and services, including executive vice president and president, information services. He was on the board of directors of Overland Storage, Inc., a supplier of data storage products from 2006 to 2009; and of Viewsonic Corp. from 2004 to 2008. He holds a BA and a JD degree from the University of Minnesota. He joined the NVIDIA board in 1994.

Mr. Miller brings to the Board considerable leadership and corporate governance experience and an understanding of the roles and responsibilities of a corporate board. His financial expertise qualifies him to serve as an “audit committee financial expert” within the meaning of SEC rules.

Mark L. Perry has been an advisor to Third Rock Ventures, a venture capital firm, since 2012 and is a member of the boards of directors of several private companies. He served from 2007 to 2011 as president and chief executive officer of Aerovance, Inc., a biopharmaceutical company. He was an executive officer from 1994 to 2004 at Gilead Sciences, Inc., a biopharmaceutical company, serving in a variety of capacities, including general counsel, chief financial officer, and executive vice president of operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities; he was also its senior business advisor until 2007. From 1981 to 1994, Mr. Perry was with the law firm Cooley LLP, where was a partner for seven years. From 2003 to 2009, he served on the board of directors of Nuvelo, Inc., a biopharmaceutical company. Mr. Perry holds a BA degree in History from the University of California, Berkeley, and a JD degree from the University of California, Davis. He joined the NVIDIA board in 2005.

Mr. Perry brings to the Board operating and finance experience gained in a large corporate setting. He has varied experience in legal affairs and corporate governance, and a deep understanding of the roles and responsibilities of a corporate board. His financial expertise qualifies him to serve as an “audit committee financial expert” within the meaning of SEC rules.

A. Brooke Seawell has served since 2005 as a venture partner at New Enterprise Associates, and was a partner from 2000 to 2005 at Technology Crossover Ventures. He was executive vice president from 1997 to 1998 at NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. He was senior vice president and chief financial officer from 1991 to 1997 of Synopsys, Inc., an electronic design automation software company. He serves on the board of directors of Informatica Corp., a data integration software company; Tableau Software, Inc., a business intelligence software company; and several privately held companies. From 2006 to February 2014, Mr. Seawell served on the board of directors of Glu Mobile, Inc., a publisher of mobile games. Mr. Seawell is a member of the Stanford University Athletic Board and previously served on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a BA degree in Economics and an MBA degree in Finance from Stanford University. He joined the NVIDIA board in 1997.

Mr. Seawell brings to the Board operational expertise and senior management experience, including knowledge of the complex issues facing public companies, and a deep understanding of accounting principles and financial reporting. His financial expertise qualifies him to serve as an “audit committee financial expert” within the meaning of SEC rules and his significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Mark A. Stevens has been the managing partner of S-Cubed Capital, a private family office investment firm, since 2012. He was a managing partner from 1993 to 2011 of Sequoia Capital, a venture capital investment firm, where he had been an associate for the preceding four years. Previously, he held technical sales and marketing positions at Intel Corp., and was a member of the technical staff at Hughes Aircraft Co. He served from 2006 to 2012 as a member of the board of directors of Alpha and Omega Semiconductor Limited. He is a Trustee of the University of Southern California and a part-time lecturer at the Stanford University Graduate School of Business. Mr. Stevens holds a BSEE degree, a BA degree in Economics and an MS degree in Computer Engineering from the University of Southern California and an MBA degree from Harvard Business School. He joined the NVIDIA board in 2008 and previously served as a director from 1993 to 2006.

Mr. Stevens brings to the Board a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities. He provides valuable insight regarding corporate strategy development and the analysis of acquisitions and divestitures. His significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Information About the Board of Directors and Corporate Governance

Independence of the Members of the Board of Directors

Consistent with the requirements of NASDAQ, our Corporate Governance Policies require our Board to affirmatively determine that a majority of our directors do not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and do meet any other qualification requirements required by the SEC and NASDAQ. After considering all relevant relationships and transactions, the Board determined all members of the Board are “independent” as defined by NASDAQ’s rules and regulations, except for Jen-Hsun Huang, our president and CEO. Thus, as of the date of the mailing of this proxy statement, 92% of the members of our Board are independent. The Board also determined that all members of our AC, CC and NCGC are independent under applicable NASDAQ listing standards. In addition, all current members of the AC are “audit committee financial experts” under SEC rules.

Board Leadership Structure

Our Bylaws and Corporate Governance Policies permit the roles of chairman of the board and chief executive officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. The Board believes that our stockholders are best served at this time by not having a chairman of the board and by having a Lead Director.

In the absence of a chairman of the board, our Corporate Governance Policies provide that our CEO has primary responsibility for preparing the agendas for Board meetings. Our CEO also presides over the portion of the meetings of the Board where he is present.

Given that we do not have a chairman of the board, the Board believes that a Lead Director is an integral part of our Board structure and a critical aspect of effective corporate governance. The independent directors consider the role and designation of the Lead Director on an annual basis. Mr. Miller has been our Lead Director since May 2009. Mr. Miller brings considerable skills and experience, as described above, to the role. In addition, Mr. Miller is Chair of our NCGC, which affords him increased engagement with Board governance and composition. Our Lead Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include, in part:

•
Determining an appropriate schedule of Board meetings, seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations;

•	Working with our CEO, seeking input from all directors, the CEO and other relevant management, as to the preparation of the agendas for Board and committee meetings;

•
Advising the Board on a regular basis as to the quality, quantity and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material; and

•
Coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board, and acting as principal liaison between the independent members of the Board and the CEO on sensitive issues.

As discussed above, a substantial portion of our Board is comprised of independent directors. The active involvement of the independent directors, combined with the qualifications and significant responsibilities of our Lead Director, provide balance on the Board and promote strong, independent oversight of our management and affairs.

Role of the Board in Risk Oversight

The Board is responsible for overseeing risk management at NVIDIA. The Board exercises direct oversight of strategic risks to NVIDIA and other risk areas not delegated to one of its committees. Our AC has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The AC also monitors compliance with certain legal and regulatory requirements and oversees the performance of our internal audit function. Our NCGC monitors the effectiveness of our anonymous tip process and corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our CC assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Management periodically reports to the Board or relevant committee, which provides guidance on risk assessment and mitigation. Each committee charged with risk oversight reports up to the Board on those matters.

Corporate Governance Policies of the Board of Directors

The Board has documented our governance practices by adopting Corporate Governance Policies to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Policies set forth the practices the Board follows with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, chief executive officer performance evaluation, and board committees and compensation. Our Corporate Governance Policies may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

Executive Sessions of the Board

As required under NASDAQ’s listing standards, our independent directors have in the past met, and will continue to meet, regularly in scheduled executive sessions at which only independent directors are present. In Fiscal 2015, our independent directors met in executive session at three of the four regularly scheduled Board meetings.

In addition, independent directors have in the past met, and will continue to meet, regularly in scheduled executive sessions with our CEO. In Fiscal 2015, our independent directors met in executive session with our CEO at three of the four regularly scheduled Board meetings.

Director Attendance at Annual Meeting

We do not have a formal policy regarding attendance by members of the Board at our annual meetings. We generally schedule a Board meeting in conjunction with our annual meeting and expect that all of our directors will attend each annual meeting, absent a valid reason. Nine of our ten Board members as of the 2014 Annual Meeting attended our 2014 Annual Meeting.

Board Self-Assessments

The NCGC oversees an annual evaluation process, whereby outside corporate counsel for NVIDIA interviews each director to obtain his or her evaluation of the Board as a whole, and of the committees on which he or she serves. The interviews solicit ideas from the directors about, among other things, improving quality of Board and/or committee discussions on key matters, and identifying specific issues which should be discussed in the future. After these evaluations are complete, our outside corporate counsel summarizes the results, provides a preview for our lead director and then submits the summary for discussion by the NCGC. If necessary, action plans are developed by the NCGC and recommended for discussion by the full Board.

In response to the evaluations conducted in Fiscal 2015, director recruitment was prioritized and resulted in the appointments of Mr. McCaffery and Ms. Drell in March 2015.

Director Orientation and Continuing Education

The NCGC and our General Counsel are responsible for director orientation programs and for director continuing education programs to assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities. Orientation programs are designed to familiarize new directors with our businesses, strategies, and policies and to assist new directors in developing the skills and knowledge required for their service on the Board. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.

Director Stock Ownership Guidelines

The Board believes that directors should hold a significant equity interest in NVIDIA. Our Corporate Governance Policies require each non-employee director to hold a number of shares of our common stock with a value equal to six times the annual cash retainer for Board service during the period in which he or she serves as a director (or six times the base salary, in the case of our CEO). The shares may include vested deferred stock and shares held in trust and by immediate family members. Non-employee directors have until the later of (i) the end of fiscal year 2016 or (ii) within five years of Board appointment, to reach the ownership threshold. The stock ownership guidelines are intended to further align director interests with stockholder interests.

Each of our non-employee directors currently meets or exceeds the stock ownership requirement, and each of our non-employee directors holds shares of our common stock, with the exception of Ms. Hudson, who joined our Board in July 2013, and Mr. McCaffery and Ms. Drell, who joined our Board in March 2015.

Hedging and Pledging Policy

Our directors and executive officers may not hedge their ownership of NVIDIA stock, including trading in options, puts, calls, or other derivative instruments related to NVIDIA stock or debt. Directors and executive officers may not purchase NVIDIA stock on margin, borrow against NVIDIA stock held in a margin account, or pledge NVIDIA stock as collateral for a loan.

Outside Advisors

The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.

Code of Conduct

We have a Code of Conduct that applies to our executive officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. We also have a Financial Team Code of Conduct that applies to our executive officers, directors and members of our finance, accounting and treasury departments. The Code of Conduct and the Financial Team Code of Conduct are available under Corporate Governance in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to the Code of Conduct or the Financial Team Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. In order to better protect us and our stockholders, we regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives and employees.

Corporate Hotline

We have established an independent corporate hotline to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, Code of Conduct or other matter of concern (unless prohibited by local privacy laws for employees located in the European Union).

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending written communications addressed to David M. Shannon, our Secretary, at NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050. All stockholder communications we receive that are addressed to the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the AC, CC or NCGC. Matters put forth by our stockholders will be reviewed by the NCGC, which will determine whether these matters should be presented to the Board. The NCGC will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws.

Nomination of Directors

The NCGC identifies, reviews and evaluates candidates to serve as directors and recommends candidates for election to the Board. We engage a professional search firm on an ongoing basis to identify and assist the NCGC in identifying, evaluating and conducting due diligence on potential director nominees. The NCGC also reviews materials provided by professional search firms and other parties in connection with nominees who are not proposed by a stockholder. The NCGC conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The NCGC meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board. For an explanation of the factors the NCGC considers when evaluating candidates and the Board as a whole, please see Director Qualifications above.

The NCGC evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Stockholders seeking to recommend a prospective nominee should follow the instructions under Stockholder Communications with the Board of Directors above. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are advised to review our Bylaws and Corporate Governance Policies, which contain the requirements for director nominations. The NCGC did not receive any stockholder nominations during Fiscal 2015.

Majority Vote Standard

Our Bylaws provide that in a non-contested election if the votes cast FOR an incumbent director do not exceed the number of WITHHOLD votes, such incumbent director shall promptly tender his or her resignation to the Board. The NCGC will then review the circumstances surrounding the WITHHOLD vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote.

In a contested election, which is an election in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors at that meeting. Under this provision, the directors receiving the greatest number of FOR votes will be elected.

Board Meeting Information

The Board met five times during Fiscal 2015, and held a two day meeting, during which the Board discussed the strategic direction of NVIDIA, explored and discussed new business opportunities and the product roadmap, and addressed challenges facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he or she serves. Each Board member who served during Fiscal 2015 attended 75% or more of the meetings of the Board and of each committee on which he or she served.

Committees of the Board of Directors

The Board has three standing committees: an AC, a CC and a NCGC. Each of these committees operates under a written charter, which may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

Committee Composition
The composition of our committees is set forth below. Committee assignments are determined based on background and the expertise which individual directors can bring to a committee. In Fiscal 2015, our AC held nine meetings, our CC held five meetings and our NCGC held three meetings. In March 2015, upon the recommendations of the NCGC, the Board examined the composition and chairmanship of the Board’s committees and approved certain rotations, assuming each director’s election or re-election, effective immediately following the 2015 Annual Meeting as set forth below:

Director	AC		CC		NCGC
	Before 2015 Annual Meeting	After 2015 Annual Meeting	Before 2015 Annual Meeting	After 2015 Annual Meeting	Before 2015 Annual Meeting	After 2015 Annual Meeting
Robert K. Burgess			Chair	Chair
Tench Coxe			Member	Member
Persis S. Drell*
James C. Gaither					Member	Member
Jen-Hsun Huang*
Dawn Hudson			Member	Member
Harvey C. Jones	Member			Member	Member	Member
Michael G. McCaffery	Member	Member
William J. Miller	Member				Chair	Chair
Mark L. Perry	Chair	Chair
A. Brooke Seawell	Member	Member
Mark A. Stevens		Member	Member		Member	Member

* Mr. Huang and Ms. Drell do not serve on any committees.

Committee Functions

Audit Committee

•	Oversees our corporate accounting and financial reporting process;

•	Oversees our internal audit function;

•	Determines and approves the engagement, retention and/or termination of the independent registered public accounting firm, or any new independent registered public accounting firm;

•	Evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•	Reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•
Confers with management and our independent registered public accounting firm regarding the results of the annual audit, the results of our quarterly financial statements and the effectiveness of internal control over financial reporting;

•	Reviews the financial statements to be included in our Form 10-K;

•	Reviews earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and rating agencies on our quarterly earnings calls;

•	Prepares the report required to be included by the SEC rules in our annual proxy statement or Form 10-K; and

•
Establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

•	Reviews and approves our overall compensation strategy and policies;

•	Reviews and recommends to the Board the compensation of our Board members;

•	Reviews and approves the compensation and other terms of employment of our CEO and other executive officers;

•	Reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•	Reviews and approves written performance goals for our CEO relevant to his compensation;

•	Reviews and approves the disclosure contained in CD&A and considers whether to recommend that it be included in the proxy statement and Form 10-K;

•	Administers our stock option and purchase plans, variable compensation plans and other similar programs;

•	Assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking; and

•	May form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one of more members of the Board.

Nominating and Corporate Governance Committee

•	Identifies, reviews and evaluates candidates to serve as directors;

•	Recommends candidates for election to our Board;

•	Makes recommendations to the Board regarding committee membership;

•	Assesses the performance of the Board and its committees;

•	Reviews and assesses our corporate governance principles and practices;

•	Approves related party transactions;

•	Establishes procedures for the receipt, retention and treatment of complaints we receive regarding violations of our Code of Conduct; and

•	Monitors the effectiveness of our anonymous tip process and corporate governance guidelines.

Director Compensation

In reviewing the type and form of compensation to be paid to our non-employee directors for the year starting on the date of our 2014 Annual Meeting, the CC consulted with Exequity and reviewed peer data from the executive peer group approved by the CC for Fiscal 2014. The CC subsequently recommended, and the Board approved, effective on the date of our 2014 Annual Meeting, a mix of cash and equity awards for our non-employee directors with an approximate annual value of $300,000. This value approximates the average total annual compensation, both cash and equity, paid by technology peer companies of similar size and market capitalization to their non-employee directors. We refer to this as the 2014 Program. We do not pay any additional retainers or fees for serving as a chairperson or member of Board committees or for attending any Board or committee meetings. Discussion of Mr. McCaffery’s and Ms. Drell’s respective compensation is not included, as they were appointed to the Board in March 2015.

Cash Compensation

Under the 2014 Program, the cash portion of the annual retainer, representing $75,000 on an annualized basis, was paid quarterly over the course of twelve months beginning on May 23, 2014, the date of our 2014 Annual Meeting.

Equity Compensation

Under the 2014 Program, each non-employee director elected in advance of the 2014 Annual Meeting the form of equity award he or she would receive on the first trading day following the date of our 2014 Annual Meeting. Non-employee directors were allowed to elect RSUs, stock options or a 50/50 combination of each. The aggregate value of the equity award was $225,000. The number of shares subject to each RSU equaled the value of the annual retainer allocated to the RSU divided by the average closing market price over the 60 calendar days ending two business days before the 2014 Annual Meeting, or the RSU Shares. The number of shares subject to each stock option grant equaled 3.2 times the number of RSU Shares that would correspond to the annual retainer value, rounded down to the nearest whole share.

In order to correlate the vesting of the equity awards to the non-employee directors’ service on the Board and its committees over the following year, RSUs vested as to 50% on November 19, 2014 (the third Wednesday in November 2014) and will vest as to the remaining 50% on May 20, 2015 (the third Wednesday in May 2015) and stock options granted under the 2014 Program vested quarterly commencing on the day of our 2014 Annual Meeting.

The options granted to our Board members above have a term of ten years. If a non-employee director’s service as a director terminates due to death, the option and RSU grants will immediately fully vest and the option grants will become exercisable. Non-employee directors do not receive dividend equivalents on unvested RSUs.

Non-employee directors choosing RSUs as all or part of their equity compensation could elect to defer settlement of all such RSUs upon vesting, to be issued on the earliest of (a) the date of the non-employee director’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), unless a six month delay would be required under such Section, (b) the date of a change in control of NVIDIA that also would constitute a “change in control event” (as defined under Treasury Regulation Section 1.409A-3(i)(5)), and (c) the third Wednesday in March of the year elected by the non-employee director, which year must be no earlier than 2016. Messrs. Gaither, Jones and Miller elected to defer settlement of the RSUs granted during Fiscal 2015.

Other Compensation/Benefits

Our non-employee directors are also reimbursed for expenses incurred in attending Board and committee meetings, as well as in attending continuing educational programs pursuant to our Corporate Governance Policies. Directors who are also employees do not receive any fees or equity compensation for service on the Board.

We do not offer change-in-control benefits to our directors, except for the change-in-control vesting acceleration provisions in our equity plans that are applicable to all holders of stock awards under such plans in the event that an acquiring company does not assume or substitute for such outstanding stock awards.

Fiscal 2015 Compensation

The following table provides information regarding Fiscal 2015 compensation for non-employee directors, and the number of RSUs and stock options held by them as of January 25, 2015:

Director Compensation for Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (3)	Total ($)
Robert K. Burgess	75,000	225,726 (4)	—	300,726
Tench Coxe	75,000	—	154,697 (5)	229,697
James C. Gaither	75,000	225,726 (4)	—	300,726
Dawn Hudson	75,000	112,863 (6)	77,347 (6)	265,210
Harvey C. Jones	75,000	225,726 (4)	—	300,726
William J. Miller	75,000	225,726 (4)	—	300,726
Mark L. Perry	75,000	225,726 (4)	—	300,726
A. Brooke Seawell	75,000	225,726 (4)	—	300,726
Mark A. Stevens	75,000	112,863 (6)	77,347 (6)	265,210
 __________

(1)
Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for awards granted during Fiscal 2015. The assumptions used in the calculation of values of the awards are set forth under Note 2 to our consolidated financial statements titled “Stock-Based Compensation” in our Form 10-K.

(2)
As of January 25, 2015, the following aggregate number of RSUs were held by our directors: Mr. Burgess, RSUs for 23,411 shares; Mr. Gaither, RSUs for 29,515 shares; Ms. Hudson, RSUs for 10,262 shares; Mr. Jones, RSUs for 12,208 shares; Mr. Miller, RSUs for 12,208 shares; Mr. Perry, RSUs for 6,104 shares; Mr. Seawell, RSUs for 6,104 shares; and Mr. Stevens, RSUs for 3,052 shares.

(3)
As of January 25, 2015, stock options to purchase the following aggregate number of shares of our common stock were held by our directors: Mr. Burgess, options to purchase 66,041 shares; Mr. Coxe, options to purchase 294,885 shares; Mr. Gaither, options to purchase 122,269 shares; Ms. Hudson, options to purchase 105,177 shares; Mr. Jones, options to purchase 167,820 shares; Mr. Miller, options to purchase 255,820 shares; Mr. Perry, options to purchase 123,000 shares; Mr. Seawell, options to purchase 207,820 shares; and Mr. Stevens, options to purchase 120,942 shares.

(4)
On May 27, 2014, each of Messrs. Burgess, Gaither, Jones, Miller, Perry and Seawell received an RSU grant for 12,208 shares as the equity portion of compensation for his service on the Board and committees.

(5)
On May 27, 2014, Mr. Coxe received a stock option to purchase 39,065 shares as the equity portion of compensation for his service on the Board and committees with an exercise price of $18.82 per share, which was the closing price of our common stock as reported by NASDAQ on May 27, 2014. The grant date fair value per share for these awards as determined under FASB ASC Topic 718 was $3.96.

(6)
On May 27, 2014, each of Ms. Hudson and Mr. Stevens received as the equity portion of compensation for their service on the Board and committees (a) a stock option to purchase 19,532 shares with an exercise price of $18.82 per share, which was the closing price of our common stock as reported by NASDAQ on May 27, 2014, and (b) an RSU grant for 6,104 shares. The grant date fair value per share for the option award as determined under FASB ASC Topic 718 was $3.96.

Review of Transactions with Related Persons
It is our policy that all employees, officers and directors must avoid any activity that is in conflict with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all transactions involving executive officers or directors must be approved by the NCGC or another independent body of the Board. Except as discussed below, we did not conduct any transactions with related persons in Fiscal 2015 that would require disclosure in this proxy statement or approval by the NCGC.

Transactions with Related Persons
We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We intend to execute similar agreements with our future executive officers and directors.
See the section below titled Employment, Severance and Change-in-Control Arrangements for a description of the terms of the 1998 Plan and the 2007 Plan, related to a change-in-control of NVIDIA.
We have granted stock options and RSUs to our non-employee directors, and stock options, RSUs and PSUs to our executive officers. See the section above titled Director Compensation and the section below titled Executive Compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of January 25, 2015 as to shares of our common stock beneficially owned by each of our directors, each of the executive officers named in the Summary Compensation Table, all of our directors and executive officers as a group, and all known by us to be beneficial owners of five percent or more of our common stock. Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable, or PSUs or RSUs that will vest, within 60 days of January 25, 2015.

This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders, other than percentages of beneficial ownership, is based solely on Schedules 13G/A filed with the SEC. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner	Shares Owned	Shares Issuable Within 60 Days	Total Shares Beneficially Owned	Percent (1)
NEOs:
Jen-Hsun Huang (2)	21,660,484	2,643,374	24,303,858	4.44%
Colette M. Kress	32,172	72,750	104,922	*
Ajay K. Puri	136,694	383,242	519,936	*
David M. Shannon (3)	165,471	405,337	570,808	*
Debora Shoquist	14,899	203,580	218,479	*
Directors, not including CEO:
Robert K. Burgess	22,385	83,348	105,733	*
Tench Coxe (4)	1,506,733	285,118	1,791,851	*
Persis S. Drell (5)	—	—	—	*
James C. Gaither (6)	158,634	139,576	298,210	*
Dawn Hudson	3,052	75,294	78,346	*
Harvey C. Jones (7)	824,490	167,820	992,310	*
Michael G. McCaffery (5)	—	—	—	*
William J. Miller (8)	302,808	255,820	558,628	*
Mark L. Perry (9)	89,692	123,000	212,692	*
A. Brooke Seawell (10)	300,000	207,820	507,820	*
Mark A. Stevens (11)	2,065,712	116,059	2,181,771	*
Directors and executive officers as a group (16 persons) (12)	27,283,226	5,162,138	32,445,364	5.90%
5% Stockholders:
FMR LLC (13)	81,530,667	—	81,530,667	14.96%
Vanguard Group, Inc. (14)	40,029,136	—	40,029,136	7.35%
PRIMECAP Management Company (15)	33,450,918	—	33,450,918	6.14%
BlackRock, Inc. (16)	30,501,307	—	30,501,307	5.60%
__________
* Represents less than 1 percent of the outstanding shares of our common stock.

(1)	Based on 544,913,224 shares of our common stock outstanding as of January 25, 2015, adjusted as required by SEC rules.

(2)
Includes (i) 19,512,685 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust, u/a/d May 1, 1995, or the Huang Trust; (ii) 1,237,239 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner; and (iii) 557,000 shares of common stock held by The Huang 2012 Irrevocable Trust, of which Mr. Huang and his wife are co-trustees. By virtue of their status as co-trustees of the Huang Trust and The Huang 2012 Irrevocable Trust, each of Mr. Huang and his wife may be deemed to have shared beneficial ownership of the shares referenced in (i) - (iii), and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such shares.

(3)	Includes 110,800 shares of common stock held by the Shannon Revocable Trust, of which Mr. Shannon and his wife are co-trustees and of which Mr. Shannon exercises shared voting and investment power.

(4)
Represents (i) 171,312 shares of common stock held in a retirement trust over which Mr. Coxe exercises sole voting and investment power, and (ii) 1,335,421 shares of common stock held in the Coxe Revocable Trust, of which Mr. Coxe and his wife are co-trustees and of which Mr. Coxe exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership in the shares held in the retirement trust and by the Coxe Revocable Trust, except to the extent of his pecuniary interest therein.

(5)	Ms. Drell and Mr. McCaffery joined the Board in March 2015.

(6)	Represents shares of common stock held by the James C. Gaither Revocable Trust U/A/D 9/28/2000, of which Mr. Gaither is the trustee and of which Mr. Gaither exercises sole voting and investment power.

(7)
Represents (i) 758,970 shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee and of which Mr. Jones exercises sole voting and investment power, and (ii) (a) 21,840 shares of common stock owned by the Gregory C. Jones Trust, of which Mr. Jones is co-trustee and of which Mr. Jones exercises shared voting and investment power, (b) 21,840 shares of common stock owned by the Carolyn E. Jones Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power and (c) 21,840 shares of common stock owned by the Harvey C. Jones III Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power, collectively, the Jones Children Trusts. Mr. Jones disclaims beneficial ownership of the 11,700 shares of common stock held by the Jones Children Trusts, except to the extent of his pecuniary interest therein.

(8)	Represents shares of common stock held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees and of which Mr. Miller exercises shared voting and investment power.

(9)	Includes 50,000 shares of common stock held by The Perry & Pena Family Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power.

(10)
Represents shares of common stock held by the Rosemary & A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell and his wife are co-trustees and of which Mr. Seawell exercises shared voting and investment power.

(11)	Includes 2,054,007 shares of common stock held by the 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees and of which Mr. Stevens exercises shared voting and investment power.

(12)	Includes shares owned by all directors and executive officers listed in this beneficial ownership table.

(13)
This information is based solely on a Schedule 13G/A, dated February 13, 2015, filed with the SEC on February 13, 2015 by FMR LLC, or FMR, reporting its beneficial ownership as of December 31, 2014. The Schedule 13G/A reports that FMR has sole voting power with respect to 8,110,288 shares and sole dispositive power with respect to 81,530,667 shares. FMR is located at 245 Summer Street, Boston, Massachusetts 02210.

(14)
This information is based solely on a Schedule 13G/A, dated February 9, 2015, filed with the SEC on February 10, 2015 by The Vanguard Group, Inc., or Vanguard, reporting its beneficial ownership as of December 31, 2014. The Schedule 13G/A reports that Vanguard has sole voting power with respect to 906,474 shares and sole dispositive power with respect to 39,174,644 shares. Vanguard is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(15)
This information is based solely on a Schedule 13G/A, dated February 10, 2015, filed with the SEC on February 13, 2015 by PRIMECAP Management Company, or PRIMECAP, reporting its beneficial ownership as of December 31, 2014. The Schedule 13G/A reports that PRIMECAP has sole voting power with respect to 6,845,373 shares and sole dispositive power with respect to 33,450,918 shares. PRIMECAP is located at 225 South Lake Avenue, #400, Pasadena, California 91101.

(16)
This information is based solely on a Schedule 13G/A, dated January 12, 2015, filed with the SEC on February 2, 2015 by BlackRock, Inc., or BlackRock, reporting its beneficial ownership as of December 31, 2014. The Schedule 13G/A reports that BlackRock has sole voting power with respect to 25,531,187 shares and sole dispositive power with respect to 30,496,770 shares. BlackRock is located at 55 East 52nd Street, New York, New York 10022.

Proposal 2—Approval of Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory basis, commonly referred to as “say-on-pay”, to approve the compensation paid to our NEOs as disclosed in the CD&A, the compensation tables and the related narrative disclosure contained in this proxy statement. In response to our stockholders’ preference, our Board has adopted a policy of providing for annual say on pay votes. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

This advisory proposal is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the CC intend to consider the results of this vote in making determinations in the future regarding NEO compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 Annual Meeting.

Recommendation of the Board
The Board recommends that you vote FOR the approval of the compensation of our NEOs because, as discussed in these disclosures, we believe that our compensation policies and decisions are effective in achieving the Company’s goals. Therefore the Board recommends that our stockholders adopt the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

.

Executive Compensation

Compensation Discussion and Analysis

Introduction and Compensation Philosophy

This section explains our executive compensation program as it relates to the NEOs listed below for Fiscal 2015:

Jen-Hsun Huang	President and Chief Executive Officer
Colette M. Kress	Executive Vice President and Chief Financial Officer
Ajay K. Puri	Executive Vice President, Worldwide Field Operations
David M. Shannon	Executive Vice President, Chief Administrative Officer and Secretary
Debora Shoquist	Executive Vice President, Operations

The primary goals for our executive compensation program are:

•
Attracting, motivating and retaining a talented, innovative and entrepreneurial team of executives to provide leadership for our success in a dynamic, competitive market - We design our executive compensation program to position NVIDIA competitively among the companies against which we recruit and compete for talent. Our CC does not use a strict weighting system among compensation elements for each NEO, but instead considers the total compensation necessary to attract, motivate and retain these individuals.

•
Rewarding financial and operating performance - A significant percentage of our NEOs’ compensation is “at-risk” in the form of variable cash compensation and equity that only vests upon achievement of performance goals.

•
Aligning our NEOs’ interests with those of our stockholders to create long-term value - Our CC believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward NEOs for near-term results, while equity incentives motivate NEOs to increase and sustain stockholder value in the longer term. Our CC believes that equity compensation is a critical element of our total compensation package, and for that reason, equity compensation generally comprises a significant portion of the total target value of the annual compensation opportunity for each of our NEOs, especially our CEO. Equity compensation aligns the long-term interests of stockholders and NEOs by creating a strong, direct link between NEO compensation and stock price appreciation. In addition, the four-year vesting schedule of our equity awards rewards our NEOs for longer term performance. Our CC also believes that if our NEOs own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Furthermore, the use of PSUs and RSUs helps us to manage stockholder dilution and is consistent with market trends and the practices of our peer companies.

Important Features of our Compensation Program

Below are important elements of our compensation program we have adopted, and problematic pay practices that we avoid:

What We Do		What We Don’t Do
✓	Heavily weight our NEO compensation toward “at-risk” performance-based compensation, consisting of equity awards and variable cash compensation	✗	Have employment contracts or severance agreements providing for a specific term of employment or severance benefits with any of our executive officers
✓	Use multi-year vesting terms for all executive officer equity awards	✗	Provide change-in-control benefits to our executive officers
✓
Engage with our stockholders and corporate governance groups to discuss our executive compensation programs, carefully consider their input and make changes to our pay practices based on their feedback
✗
Provide for automatic equity vesting upon a change-in-control except for the provisions in our equity plans that are applicable to all of our employees if an acquiring company does not assume or substitute our outstanding stock awards

✓	Structure our executive compensation programs to minimize inappropriate risk-taking	✗	Provide tax gross-ups
✓	Cap PSUs and incentive award levels under the annual Variable Cash Plan	✗	Offer our executive officers any supplemental retirement benefits or perquisites that are not available to all NVIDIA employees
✓
Rigorously administer our compensation program, including review of peer group practices, advice by an independent compensation consultant reporting directly to our CC, and long-standing, consistently-applied practices regarding the timing of equity grants
		✗	Allow for the repricing of stock options without stockholder approval
✓	Have meaningful stock ownership guidelines for our executive officers	✗	Use discretion in performance incentive award determination
✓	Enforce a “no-hedging” policy and a “no-pledging” policy that does not allow our executive officers to hedge the economic interest in the NVIDIA shares they hold or pledge NVIDIA shares as collateral
✓
Maintain a “clawback” policy for the recovery of performance-based cash and equity compensation in the event of a financial restatement that does not require individual misconduct to be enforced against our executive officers

✓	Review the external marketplace and make internal comparisons among the executive officers when making compensation determinations
✓
Have three or more independent non-employee directors serve on the CC, which engages an independent consultant to provide advice and counsel on market trends, executive pay practices and regulatory developments

Primary Compensation Elements for Fiscal 2015
The primary elements of NVIDIA’s fiscal 2015 executive compensation program are described below:

	Cash		Equity
	Base Salary	Variable Cash Compensation	PSUs	RSUs
Who Receives	All NEOs	All NEOs	All NEOs	All NEOs except CEO
When Granted or Reviewed	Annually in Q1, made retroactive to beginning of fiscal year	Annually in Q1, paid in April of next fiscal year if earned	Reviewed annually in Q1, granted on the third Wednesday in March	Reviewed annually in Q1 and Q3, granted on the third Wednesdays in March and September, respectively
Performance Period	N/A	Annual	Annual, with multi-year vesting	Multi-year vesting
Performance Measure	N/A	Non-GAAP Operating Income achievement	Number of shares eligible to vest is formulaic based on annual Non-GAAP Operating Income achievement	N/A
Type of Performance	Short-term emphasis	Short-term emphasis	Long-term emphasis because of 4 year vesting schedule	Long-term emphasis because of 4 year vesting schedule
Maximum Amount that can be Earned	N/A	200% of target variable cash compensation	For our CEO, 150% of his target PSU amount For our other NEOs, 200% of his or her target PSU amount Ultimate value delivered depends on stock price on date shares vest	100% of initial grant Ultimate value delivered depends on stock price on date shares vest
Vesting	N/A	N/A	If performance threshold achieved, 25% on the one year anniversary of the date of grant; 12.5% every six months thereafter	25% on the one year anniversary of the date of grant; 12.5% every six months thereafter

In addition to the above key elements of our NEOs’ compensation, we maintain medical, vision, dental and accidental death and disability insurance as well as time off and paid holidays for all of our employees (including our NEOs on the same basis as our other employees). All of our full-time employees (including our NEOs) are eligible to participate in our Employee Stock Purchase Plan and our 401(k) plan. We have a Company match under our 401(k) plan. In calendar 2014, we matched, on a dollar-for-dollar basis, each participant’s salary deferral contributions to the 401(k) plan, up to a maximum of $1,500, provided the participant was an employee on December 31, 2014. Each of our NEOs received a $1,500 match in Fiscal 2015 (except for Mr. Huang, who did not participate in our 401(k) plan).

Fiscal 2015 Compensation Changes

In setting Fiscal 2015 NEO compensation, our CC reflected on the votes cast on our say-on-pay proposal for Fiscal 2014. At our 2014 Annual Meeting, nearly 98% of the votes cast on our say-on-pay proposal were in support of the compensation paid to our NEOs for Fiscal 2014. While this vote was only advisory and not binding, our CC carefully considered the results of the vote in the context of our overall compensation philosophy, as well as our compensation policies and decisions. Our CC also considered the feedback that our management received when meeting with the corporate governance departments of our large stockholders in Fall 2013 (in advance of making compensation decisions for Fiscal 2015).

The only changes made to our Fiscal 2015 executive compensation program since our stockholders overwhelmingly supported our Fiscal 2014 executive compensation program were the following, intended to further the specific objectives listed below:

•	We granted 100% of our CEO’s equity compensation in the form of PSUs

◦	In years prior to Fiscal 2014, Mr. Huang was awarded stock options only. In Fiscal 2014, Mr. Huang was awarded a combination of PSUs and stock options.

◦	In Fiscal 2015, all of Mr. Huang’s equity compensation was awarded in the form of PSUs.

•	We introduced PSUs for all of our other NEOs

◦	In Fiscal 2014, our NEOs (other than our CEO as discussed above) received a combination of stock options and RSUs.

◦	In Fiscal 2015, our NEOs (other than our CEO as discussed above) received a combination of PSUs and RSUs, weighted roughly 60% toward PSUs.

•	We revised our Variable Cash Plan so that 100% of our NEOs’ variable cash opportunity is tied to NVIDIA’s financial operating performance

◦
In Fiscal 2014, up to 50% of each NEO’s total variable cash target award opportunity was based on the Company’s achievement of a corporate financial performance target and up to another 50% was based on the NEO’s achievement against his or her individual objectives.

◦
In Fiscal 2015, 100% of each NEO’s total variable cash target award opportunity was based on the Company’s achievement of a corporate financial performance target; therefore, an NEO may no longer earn a payout under our Variable Cash Plan if the Company does not meet its key financial and operational performance goals.

•	We increased emphasis on equity compensation as a percentage of total target pay

◦
In Fiscal 2014, 33% of our CEO’s total target pay was in the form of cash and 67% was in the form of equity, specifically a combination of PSUs and stock options. In addition, 50% of our other NEOs' total target pay was in the form of cash and 50% was in the form of equity, specifically a combination of RSUs and stock options. A substantial portion of overall cash compensation was allocated to target variable cash compensation for each NEO.

◦
In Fiscal 2015, our CC assigned a greater emphasis on equity compensation as a percentage of overall target pay, resulting in 21% of our CEO’s total target pay being in the form of cash and 79% in the form of equity, specifically PSUs. For our other NEOs, 39% of total target pay was in the form of cash and 61% was in the form of equity, specifically a combination of PSUs and RSUs. Given the CC's goal of delivering a substantial portion of overall pay in the form of "at-risk" pay and delivering this "at-risk" pay primarily in the form of long-term equity grants, the CC reduced the target annual variable cash compensation each NEO was eligible to earn to preserve a reasonable competitive total pay position. A larger portion of overall target cash was allocated to base salary as the CC supported the philosophy of balancing cash and equity as well as fixed and variable pay for NEOs.

Objectives of Above Changes for Fiscal 2015
✓	Increase focus on “at-risk” pay, particularly long-term PSUs that only become eligible to vest based on achievement of specific performance goals
✓	Motivate our NEOs to achieve maximum results by giving them increased opportunity for reward upon financial, operational and stock price performance achievements
✓	Achieve greater alignment of our NEOs’ interests with those of our stockholders
✓
Granting PSUs and RSUs is consistent with pay practices at our peers, helps us manage dilution and promotes retention of our NEOs by balancing the risk associated with our stock price volatility with a larger portion of cash allocated to base salary

✓	The equity granted to our NEOs is more retentive than incentive award levels under the annual Variable Cash Plan because our equity is subject to a 4 year vesting schedule
✓	The increase in equity granted to our NEOs reinforces our stock ownership culture

Summary of Pay Components and At-Risk Pay

As a result of the above changes, our NEO pay components for Fiscal 2014 compared to Fiscal 2015 are reflected below:

CEO Compensation Components (Fiscal 2014 vs. Fiscal 2015)

________

(1)	Represents the cash payable under the Variable Cash Plan upon achievement of target performance on the Non-GAAP Operating Income goal.

(2)	Represents the aggregate fair value of the target amount of the equity awards the CC intended to deliver at the time the awards were approved by the CC.
Other NEO Compensation Components (Fiscal 2014 vs. Fiscal 2015)

__________

(1)	Excludes compensation paid to Ms. Kress, who became our CFO on September 30, 2013.

(2)	Represents the cash payable under the Variable Cash Plan upon achievement of target performance on the Non-GAAP Operating Income goal.

(3)	Excludes a one-time anniversary bonus paid to Ms. Kress pursuant to her Offer Letter, dated September 13, 2013.

(4)	Represents the aggregate fair value of the target amount of the equity awards the CC intended to deliver at the time the awards were approved by the CC.

Rationale for our Performance Metric and Period for PSUs and Variable Cash Compensation

For Fiscal 2015, the CC selected annual Non-GAAP Operating Income as the financial performance target for determining awards under the Variable Cash Plan and the PSUs. The CC selected this metric because it believes this to be a key indicator of our short-term financial performance which drives value and contributes to the long-term success of the Company. Non-GAAP Operating Income reflects both our annual revenue generation and effective management of operating expenses. The CC determined that management’s achievement of this metric should be based on Non-GAAP Operating Income as we report in our earnings release materials, which reflects adjustments to operating income to exclude certain items, including stock-based compensation and acquisition-related costs.

Given that Fiscal 2015 was the first year that the Company granted PSUs to all NEOs, the CC decided that it was appropriate to have one performance metric with which the Company and NEOs were familiar and selected annual Non-GAAP Operating Income as the performance metric to determine whether, and to what extent, any PSUs would become eligible to vest. In addition, our CC selected an annual performance period for Non-GAAP Operating Income due to difficulty in forecasting our financial results beyond one year as a result of the newness of our growth businesses and market volatility. To ensure a long-term performance emphasis, the CC structured the PSUs that could become earned based on the one-year performance to vest over a four-year period and also reduced the target variable cash compensation opportunity.

Based on the operating plan prepared for Fiscal 2015 as approved by the Board, the CC set the following goals for Fiscal 2015 Variable Cash Plan award determination and PSUs that could become eligible to be earned:

	Non-GAAP Operating Income	Payout (% of Variable Cash Plan target award/target PSUs)
Threshold Goal (“Threshold”)	$500 million	25%
Target Goal (“Target”)	$660 million	100%
Maximum Goal (“Maximum”)	$825 million or more	200% (or 150% for our CEO)

The Fiscal 2015 Target goal of $660 million that the CC set for variable cash compensation and PSUs was higher than the Target goal for Fiscal 2014 and approximated our Fiscal 2014 actual Non-GAAP Operating Income of $664 million. The Fiscal 2015 Target goal, in line with the annual operating plan approved by the Board at the beginning of Fiscal 2015, included budgeted investments in our future growth businesses and a probable range of revenue that took into account both macroeconomic conditions and reasonable but challenging growth estimates for ongoing and new businesses. The CC determined that for Fiscal 2015, the Target goal of $660 million was attainable with significant effort and success in execution, and was not certain. In addition, the CC believed that for Fiscal 2015 achievement of the Maximum goal of $825 million was a significant stretch and only possible with strong market factors and a very high level of successful execution and performance by our management.

Under the Fiscal 2015 Variable Cash Plan and the terms of the PSUs, no cash would be earned and no PSUs would be eligible to vest unless the Company attained or exceeded the Threshold goal of $500 million. The payout under the Variable Cash Plan and the number of PSUs eligible to vest if Maximum performance was achieved was two times our NEOs’ target amounts (with the exception of our CEO whose maximum PSUs was capped at 1.5 times his target amount in order to help manage internal pay equity). For achievement between the Threshold and Target and between the Target and Maximum, payouts were determined using straight-line interpolation.

Following the close of Fiscal 2015, the CC met and reviewed our financial results against the targets set at the beginning of the year as explained above. For purposes of the Variable Cash Plan and the PSUs, the CC certified that the Company achieved Non-GAAP Operating Income in Fiscal 2015 of $954 million, which resulted in the payout for Maximum performance under our Variable Cash Plan and the maximum number of PSUs becoming eligible to vest, each as more fully described below.

Changes to our Fiscal 2016 Performance Metric and Period for PSUs and Variable Cash Compensation
In Fall 2014 (after we had set the above metrics), we had meetings with the corporate governance groups of several of our large stockholders. During these meetings, several of our large stockholders supported the use of PSUs and noted that they prefer a multi-year performance period for PSUs and also prefer that we use different financial metrics for determining awards under our Variable Cash Plan and PSUs. While formulating our executive compensation for our fiscal year ending January 31, 2016, our CC considered this feedback and made the following changes for the Variable Cash Plan and the PSUs granted in fiscal year 2016, which will be discussed in detail in the proxy statement for our 2016 Annual Meeting of Stockholders:

•	Changed our Variable Cash Plan performance metric to an annual revenue metric;

•	Used annual Non-GAAP Operating Income as a performance metric for a portion of PSUs that are determined based on one-year performance period; and

•	Introduced a three-year total shareholder return metric for a portion of PSUs that are determined based on a three-year performance period.

How We Determine Executive Compensation

Role of Our CC, Compensation Consultants, and Management

Our CC meets periodically on a regular schedule throughout the fiscal year to manage our executive compensation program. Our CC determines the principal components of compensation for our NEOs on an annual basis, typically at the beginning of each fiscal year. Our CC then meets again mid-year in preparation for the portion of the RSUs that typically are made in September of each year, and has the opportunity to review and revise equity compensation guidelines at that time. The CC makes all determinations of the compensation that we pay to our NEOs.

During Fiscal 2015, our CC continued to use Exequity as its independent compensation consultant. Our CC originally retained Exequity in 2010 after considering a number of other candidates. Our CC selected and continues to use Exequity for its experiences working with compensation committees at other technology companies, the experience of the senior consultant at Exequity with our compensation structure and the availability of Exequity to attend CC meetings.

During Fiscal 2015, our CC analyzed whether the work of Exequity as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Exequity does not provide any services directly to NVIDIA (although NVIDIA does pay the cost of Exequity’s services on behalf of the CC); (ii) the amount of fees paid to Exequity by NVIDIA as a percentage of Exequity’s total revenue; (iii) Exequity’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Exequity or the individual compensation advisors employed by Exequity with an NEO; (v) any business or personal relationship of the individual compensation advisors with any member of our CC; and (vi) any NVIDIA stock owned by Exequity or the individual compensation advisors employed by Exequity. Based on its analysis of these factors, our CC determined that the work of Exequity and the individual compensation advisors employed by Exequity does not create any conflict of interest.

Exequity reports directly to our CC, advising our CC on all material matters relating to executive and non-employee director compensation. Exequity took its direction from our CC Chairman and interacted with management (our CEO and legal and human resources departments), as needed, to understand management proposals and financial objectives and to obtain compensation data that management gathered for our peer group of companies to assist our CC with decisions in February and March 2014. The data that management gathered was from the Radford Global Technology Survey based on parameters established by our CC.

Exequity provided our CC with the following services in Fiscal 2015: (i) reviewed and provided recommendations on the composition of our peer group; (ii) analyzed the Radford survey data; (iii) conducted an independent analysis and review of the compensation arrangements for our CEO and advised our CC regarding base salary, variable cash compensation and equity grant levels for our CEO; (iv) advised the CC on initial equity grants to new non-employee directors; (vi) reviewed and provided feedback on our compensation risk analysis; and (vii) reviewed this CD&A.

With respect to compensation for our CEO, at the beginning of the fiscal year, our CC, working directly with Exequity and without the presence of our CEO, deliberates and makes decisions regarding the salary, variable incentive compensation level and equity-based compensation opportunity to be awarded to our CEO for the new fiscal year, as well as variable compensation payouts for the prior fiscal year. In setting compensation for our NEOs (other than the CEO), our CC solicits the input of our CEO, who recommends to our CC the salary, target variable incentive compensation and equity-based compensation to be awarded to our NEOs for the new fiscal year. Our CC remains solely responsible for making the final decisions on compensation for our NEOs, including our CEO. No NEO is present during discussions of his or her compensation package or participates directly in approving the amount of any component of his or her own compensation package.

Factors Used in Determining Executive Compensation

In any given year, when establishing the elements of executive compensation, our CC may take into consideration one or more of the following factors. The relative weight, if any, given to each of the factors below varies with each individual NEO and with respect to each element of compensation at the sole discretion of our CC.

Factors we Consider
✓	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry	✓	The need to motivate NEOs to address particular business challenges that are unique to any given year
✓	An NEO’s past performance and expected contribution to future results	✓	A review of an NEO’s current total compensation
✓	The Company’s performance, operating budget and expected financial constraints	✓	Our CEO’s recommendations, because of his direct knowledge of the results delivered and leadership demonstrated by each NEO
✓	The trends in compensation paid to similarly situated officers at our peer companies	✓	The independent judgment of the members of our CC
✓	The 25th, 50th and 75th percentiles of compensation paid to similarly situated NEOs at our peer companies based on the the data gathered from the Radford Global Technology Survey	✓	The total compensation cost and stockholder dilution resulting from executive compensation actions, as we believe this helps us maintain a responsible cost structure for our compensation programs*
✓
The philosophy that the total compensation opportunity and the percentage of total compensation “at risk” should increase with the level of responsibility-for example, because the CEO has overall responsibility for our entire company, his total compensation opportunity is significantly greater, as is his percentage of performance-based compensation
✓
Internal pay equity-that is, we assess an NEO’s responsibilities, the scope of the NEO’s position and the complexity of the department or function the NEO manages, relative to the NEO’s internal peers, and set compensation levels within a relatively narrow band for comparably situated executives

__________
* For a discussion of stock-based compensation cost, see Note 2 to our consolidated financial statements titled “Stock-Based Compensation” in our Form 10-K.

Peer Companies and Market Compensation Data

In late Fiscal 2014, Exequity and our human resources department recommended, and our CC approved, our peer companies for Fiscal 2015 which are companies that (i) we generally think we compete with for executive talent, (ii) have an established business, market presence, and complexity similar to us, and (iii) are of similar size to us as measured by revenue (at roughly 0.5-2.0x NVIDIA) and market capitalizations (at roughly 0.5-3.5x NVIDIA). Our peer group for Fiscal 2015 remained the same as it was for Fiscal 2014. The median revenue and market capitalization for our peer group was approximately $4.2 billion and $12.0 billion, respectively, which closely approximates our aggregate revenue of $4.1 billion for Fiscal 2014 and market capitalization of approximately $9.0 billion in late Fiscal 2014.

Our CC reviews market practices for compensating our desired talent pool, including data from our peer group, for the three major components of our compensation program and total target compensation. When reviewing and analyzing the amount of each major component and the total compensation opportunity for our NEOs, our CC reviews each component at the 25th, 50th and 75th percentiles for our peer companies for guidance. Our CC reviews these pay levels as reference points in its overall decision making, as indicative of the level of compensation necessary to attract, retain and motivate our NEOs. Our CC sets the actual amount of each element of compensation and the total compensation opportunity of each NEO based in part on its review of peer group data and in part on the factors discussed above and below in Compensation Actions for Fiscal 2015 in respect of actual decisions for Fiscal 2015.

For fiscal year 2015, our peer group consisted of the companies listed below:

Activision Blizzard	Analog Devices, Inc.	Intuit, Inc.	Micron Technology, Inc.
Adobe Systems, Incorporated	Autodesk, Inc.	Juniper Networks, Inc.	Network Appliance, Inc.
Advanced Micro Devices	Broadcom Corporation	KLA-Tencor Corporation	SanDisk Corporation
Agilent Technologies, Inc.	Citrix Systems Inc.	LSI	Symantec Corporation
Altera Corporation	Electronic Arts, Inc.	Marvell Technology Group	Xilinx

Compensation Actions for Fiscal 2015

Total Target Compensation Approach

In making Fiscal 2015 compensation decisions, for each NEO our CC reviewed the total target cash opportunity (base salary plus variable cash compensation), target equity compensation opportunity and total target pay for similarly situated executives of our peer companies. The CC considered the factors discussed in Factors Used in Determining Executive Compensation above, the CC’s specific compensation objectives for Fiscal 2015 as outlined in Fiscal 2015 Compensation Changes above and the CEO’s recommendation for NEOs (other than himself). Our CC did not use a formula or assign a particular weight to any one factor in determining each NEO’s target pay. Rather, our CC’s determination of the total target compensation, mix of cash and equity and fixed and variable pay opportunities was subjective for each NEO and the CC’s overall objectives for total pay positioning and balancing the pay mix as discussed above. In making compensation decisions, the CC did not review and consider each element of pay independently; rather, it was reviewed in the context of overall target pay opportunity for each NEO. Accordingly, when the CC made changes to one element of pay, those changes were made primarily in the context of the levels of the other elements of pay, and resulting total target pay for such NEO. Generally, except in the case of our CEO (as described below), resulting total target compensation for the NEOs was above the median of the market data (but not above the 75th percentile) as a result of the significant target equity opportunity awarded to each NEO. In approving this structure, the CC was mindful that these equity awards would only be realized at above-market levels upon exceptional performance. To reflect the CC’s process in making compensation decisions for Fiscal 2015, the summary below describes, for each NEO separately, the three primary components of Fiscal 2015 compensation and compensation changes for such NEO.

Shift Towards Long-Term Performance-Based Awards

The CC determined that for all NEOs, long-term, performance-based equity awards granted in Fiscal 2015 would comprise a meaningful portion of their Fiscal 2015 total target compensation (and more so than in Fiscal 2014) and accordingly each NEO received a greater portion of total target compensation for Fiscal 2015 in the form of equity awards. In order to effectuate the emphasis on long-term equity awards, while maintaining total target direct compensation at a reasonable and appropriate level for each NEO, the CC reduced each NEO’s target compensation under the Variable Cash Plan by approximately 50% (which fluctuated by individual based on the subjective decision of the CC). The CC felt that this adjustment was appropriate because of the introduction of PSUs for all NEOs, which were dependent in part on meeting the same objective performance goal as the Variable Cash Plan, and therefore the CC believed our NEOs were sufficiently motivated to work towards achieving such goal. In addition, the CC felt the increase in base salaries for all of our NEOs provided an appropriate balance to the reduced Variable Cash Plan compensation. As described above, the CC’s overall goal was to enhance long-term opportunity to drive results and increase alignment with stockholders while maintaining a sufficient level of cash for competitive and retentive purposes. The PSUs and RSUs delivered additional long-term incentive and retentive benefits (that the annual cash incentive lacked) by vesting over a four-year period, to the extent the performance goal was attained (for PSUs) and to the extent the NEO remained in service with us (for PSUs and RSUs).

The CC determined a target equity opportunity value that it wanted to deliver to each NEO in Fiscal 2015 based on the factors described above. Generally, this target equity opportunity fell at the higher end of peer data, which the CC determined was appropriate based on the CC’s emphasis on long-term performance-based compensation and allowing for above-market rewards for exceptional performance. To determine actual shares awarded based on the target opportunity, the CC reviewed the 90-day trailing average of our stock price to smooth for daily volatility to inform it on the number of shares to deliver for RSUs and the target number of shares to deliver for PSUs. In line with its goal of increasing the proportion of performance-based pay, the CC decided to deliver a greater portion of equity awards in the form of PSUs than RSUs. For each NEO other than Mr. Huang, the CC delivered roughly 60% of the target equity opportunity in the form of PSUs and 40% of the target equity opportunity in the form of RSUs, which percentages fluctuated by NEO based on individual adjustments as determined by the CC.

For PSUs, the target number of shares awarded to each NEO represented the number of shares eligible to vest upon achievement of Target performance on the Non-GAAP Operating Income goal for Fiscal 2015. For each of our NEOs, the minimum number of shares eligible to vest was 25% of the target number of shares if Threshold performance was achieved and the maximum number of shares eligible to vest was capped at 200% of the target number of shares (or 150% for Mr. Huang) if Maximum performance was achieved. No shares were eligible to vest if Threshold performance was not achieved. If at least Threshold performance was achieved, 25% of the eligible shares would vest on the one year anniversary of the grant date and 12.5% of the eligible shares would vest every six months thereafter over the next three years, subject to the NEO’s continued service with us. Additional information about the PSUs and the performance metric thereunder is discussed in How and Why we Chose our Performance Metric and Period for PSUs and Variable Cash Compensation above.

For RSUs, our CC granted 50% of the shares in March 2014. In August 2014, our CC reviewed the grant sizes for the second half of the year that had been established at the start of Fiscal 2015 and decided no changes for any of the NEOs were necessary. Therefore, another 50% of the RSU shares were granted in September 2014. All of the RSUs vest over a four year period beginning on the date of grant (with 25% vesting on approximately the one year anniversary of the date of grant), subject to the NEO’s continued service with us.

Below is a summary of the Fiscal 2015 compensation decisions and changes for each individual NEO:

Jen-Hsun Huang - President, Chief Executive Officer, Co-founder and Director

	Fiscal 2014 Pay ($)	Fiscal 2015 Pay ($)		Change	Market Position of Fiscal 2015 Pay
Target Cash Compensation	2,175,000	1,700,000	(1)	down 22%	<25th
Base Salary	850,000	1,000,000
Target Variable Cash Compensation	1,325,000	700,000	(2)
Target Equity Compensation (3)	4,500,000	6,300,000	(4)	up 40%	50th
Target Total Compensation	6,675,000	8,000,000		up 20%	25th - 50th	(5)
__________

(1)
Target cash compensation was at the lower-end of the market data as a result of the CC’s decision to heavily weight compensation in the form of performance-based equity opportunities. Base salary was increased to provide an appropriate level of fixed pay for day to day performance and in recognition of low Fiscal 2014 target cash compensation in comparison to market data.

(2)
Represents cash payable upon achievement of Target performance under our Variable Cash Plan. Based on our Non-GAAP Operating Income achievement at Maximum performance, Mr. Huang earned a maximum award of $1.4 million.

(3)	Based on the target aggregate fair value of equity awards at the time of CC approval.

(4)
100% of Fiscal 2015 target equity compensation was in the form of PSUs. Mr. Huang’s target equity opportunity was $6.3 million, set based on market data, overall CC objectives and internal pay equity, which equated to a target PSU award of 400,000 shares (100,000 shares eligible to vest upon Threshold performance and 600,000 shares eligible to vest upon Maximum performance). Based on our Non-GAAP Operating Income achievement at Maximum performance, 150% of the target PSUs (or 600,000 shares) became eligible to vest over a four year period beginning on the date of grant (with 25% vesting on March 18, 2015).

(5)
Market position of target total compensation was slightly below the 50th percentile as a result of the CC’s objective to balance internal pay equity with other NEOs and external market competitiveness with other peer CEOs.

Colette M. Kress - Executive Vice President and Chief Financial Officer

	Fiscal 2014 Pay ($)		Fiscal 2015 Pay ($)		Change	Market Position of Fiscal 2015 Pay
Target Cash Compensation (1)	1,050,000		1,050,000	(2)	no change	50th	(3)
Base Salary	500,000		775,000
Target Variable Cash Compensation	550,000		275,000	(4)
Target Equity Compensation (5)	—	(6)	2,097,430	(7)	—	65th
Target Total Compensation	—		3,147,340		—	65th	(8)
__________

(1)
Ms. Kress began employment in the second half of Fiscal 2014; therefore, Fiscal 2014 target cash compensation has been annualized to present a more accurate comparison of year over year change and excludes a sign-on bonus of $1.5 million paid in Fiscal 2014; Fiscal 2015 target cash compensation excludes an anniversary bonus of $1.0 million paid in Fiscal 2015 pursuant to Ms. Kress’ offer letter (which must be repaid upon a resignation or termination under certain circumstances). The CC determined that these special bonuses were necessary to attract Ms. Kress, in consideration of her compensation opportunity at her prior employer.

(2)
Target variable cash compensation reduction by 50% (similar to Mr. Puri and Ms. Shoquist) and a base salary increase were determined by the CC to be appropriate because they resulted in overall target cash compensation at the median of the market data.

(3)	Market position of target cash compensation was lower than that of the other NEOs in part due to internal pay equity for cash compensation.

(4)
Represents cash payable upon achievement of Target performance under our Variable Cash Plan. Based on our Non-GAAP Operating Income achievement at Maximum performance, Ms. Kress earned a maximum award of $550,000.

(5)	Based on the target aggregate fair value of equity awards at the time of CC approval.

(6)	Excludes new hire equity grant as it will not present an accurate comparison of year over year change.

(7)
Target equity opportunity was $2.1 million (129,500 shares), set based on market data, overall CC objectives and internal pay equity. 40% of target shares (or 52,000 shares) were allocated to RSUs and 60% of target shares (or 77,500 shares) were allocated to PSUs (where 19,375 shares were eligible to vest upon Threshold performance and 155,000 shares were eligible to vest upon Maximum performance). Based on our Non-GAAP Operating Income achievement at Maximum performance, 200% of the target PSUs (or 155,000 shares) became eligible to vest over a four year period beginning on the date of grant (with 25% vesting on March 18, 2015).

(8)	Market position of target total compensation was lower than that of Mr. Shannon and Ms. Shoquist, but was determined by the CC to be appropriate based on the subjective determination of the CC.

Ajay K. Puri - Executive Vice President, Worldwide Field Operations

	Fiscal 2014 Pay ($)	Fiscal 2015 Pay ($)		Change	Market Position of Fiscal 2015 Pay
Target Cash Compensation	1,250,000	1,250,000	(1)	no change	> 90th
Base Salary	500,000	875,000
Target Variable Cash Compensation	750,000	375,000	(2)
Target Equity Compensation (3)	1,211,936	1,611,725	(4)	up 33%	65th
Target Total Compensation	2,461,936	2,861,725		up 16%	65th	(5)
__________

(1)
Target variable cash compensation was reduced by 50% (similar to Ms. Kress and Ms. Shoquist) and base salary was increased to provide an appropriate level of fixed pay for retention and security in light of increased “at-risk” total compensation. Base salary amount was chosen based on internal pay equity with other NEOs, individual performance and responsibilities as head of worldwide field operations.

(2)
Represents cash payable upon achievement of Target performance under our Variable Cash Plan. Based on our Non-GAAP Operating Income achievement at Maximum performance, Mr. Puri earned a maximum award of $750,000.

(3)	Based on the target aggregate fair value of equity awards at the time of CC approval.

(4)
Target equity opportunity was $1.6 million (100,000 shares), set based on market data, overall CC objectives and internal pay equity. 35% of target shares (or 35,000 shares) were allocated to RSUs and 65% of target shares (or 65,000 shares) were allocated to PSUs (where 16,250 shares were eligible to vest upon Threshold performance and 130,000 shares were eligible to vest upon Maximum performance). Based on our Non-GAAP Operating Income achievement above Maximum, 200% of the target PSUs (or 130,000 shares) became eligible to vest over a four year period beginning on the date of grant (with 25% vesting on March 18, 2015).

(5)	Market position of target total compensation was lower than that of Mr. Shannon and Ms. Shoquist, but was determined by the CC to be appropriate based on the subjective determination of the CC.

David M. Shannon - Executive Vice President, Chief Administrative Officer and Secretary

	Fiscal 2014 Pay ($)	Fiscal 2015 Pay ($)		Change	Market Position of Fiscal 2015 Pay
Target Cash Compensation	1,000,000	1,000,000	(1)	no change	> 90th
Base Salary	500,000	800,000
Target Variable Cash Compensation	500,000	200,000	(2)
Target Equity Compensation (3)	1,049,130	1,348,630	(4)	up 29%	65th
Target Total Compensation	2,049,130	2,348,630		up 15%	75th	(5)
__________

(1)
Target variable cash compensation was reduced by 60% (as compared to 50% for Mr. Puri and Mses. Kress and Shoquist) based on the subjective decision of the CC. Base salary was increased to provide an appropriate level of fixed pay for retention and security in light of increased “at-risk” total compensation, and chosen based on internal pay equity with other NEOs, individual performance and responsibilities as head of human resources, legal and intellectual property licensing.

(2)
Represents cash payable upon achievement of Target performance under our Variable Cash Plan. Based on our Non-GAAP Operating Income achievement at Maximum performance, Mr. Shannon earned a maximum award of $400,000.

(3)	Based on the target aggregate fair value of equity awards at the time of CC approval.

(4)
Target equity opportunity was $1.3 million (84,000 shares), set based on market data, overall CC objectives and internal pay equity. 31% of target shares (or 26,000 shares) were allocated to RSUs and 69% of target shares (or 58,000 shares) were allocated to PSUs (where 14,500 shares were eligible to vest upon Threshold performance and 116,000 shares were eligible to vest upon Maximum performance). Based on our Non-GAAP Operating Income achievement at Maximum performance, 200% of the target PSUs (or 116,000 shares) became eligible to vest over a four year period beginning on the date of grant (with 25% vesting on March 18, 2015).

(5)
Market position of target total compensation was at approximately the 75th percentile among peer general counsels which the CC determined to be appropriate based on Mr. Shannon’s broader scope of responsibilities as compared to executive officers at peer companies, individual performance and internal pay equity with other NEOs.

Debora Shoquist - Executive Vice President, Operations

	Fiscal 2014 Pay ($)	Fiscal 2015 Pay ($)		Change	Market Position of Fiscal 2015 Pay
Target Cash Compensation	800,000	850,000	(1)	up 6%	75th
Base Salary	500,000	700,000
Target Variable Cash Compensation	300,000	150,000	(2)
Target Equity Compensation (3)	908,952	1,409,185	(4)	up 55%	75th
Target Total Compensation	1,708,952	2,259,185		up 32%	> 75th	(5)
__________

(1)
Target variable cash compensation was reduced by 50% (similar to Ms. Kress and Mr. Puri) and base salary was increased to provide an appropriate level of fixed pay for retention and security in light of increased “at-risk” total compensation. Base salary amount was increased as a result of Ms. Shoquist’s increasing responsibilities, as well as internal pay equity and individual performance.

(2)
Represents cash payable upon achievement of Target performance under our Variable Cash Plan. Based on our Non-GAAP Operating Income achievement at Maximum performance, Ms. Shoquist earned a maximum award of $300,000.

(3)	Based on the target aggregate fair value of equity awards at the time of CC approval.

(4)
Target equity opportunity was $1.4 million (87,000 shares), set based on Ms. Shoquist’s increasing responsibilities, market data, overall CC objectives and internal pay equity. 40% of target shares (or 35,000 shares) were allocated to RSUs and 60% of target shares (or 52,000 shares) were allocated to PSUs (where 13,000 shares were eligible to vest upon Threshold performance and 104,000 shares were eligible to vest upon Maximum performance). Based on our Non-GAAP Operating Income achievement at Maximum performance, 200% of the target PSUs (or 104,000 shares) became eligible to vest over a four year period beginning on the date of grant (with 25% vesting on March 18, 2015).

(5)
Market position of target total compensation was slightly above 75th percentile among peer operations executives which the CC determined to be appropriate based on Ms. Shoquist’s expanding responsibilities, impact on Company results and internal pay equity with other NEOs.

Additional Executive Compensation Practices, Policies and Procedures

Compensation Recovery Policy

In April 2009, our Board adopted a Compensation Recovery Policy which covers all of our employees. Under this policy, if we are required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K due to material noncompliance with any financial reporting requirement under the federal securities laws, or a Restatement, and if the Board or a committee of independent directors concludes that our CEO, CFO or any other officer or employee received a variable compensation payment that would not have been payable if the original interim or annual financial statements reflected the Restatement, then under the Compensation Recovery Policy:

•
Our CEO and CFO will be required to disgorge the net after-tax amount of that portion of the variable compensation payment that would not have been payable if the original interim or annual financial statements reflected the Restatement; and

•
The Board or the committee of independent directors may require any other officer or employee to repay all (or a portion of) the variable compensation payment that would not have been payable if the original interim or annual financial statements reflected the Restatement, as determined by the Board or such committee in its sole discretion. In using its discretion, the Board or the independent committee may consider whether such person was involved in the preparation of our financial statements or otherwise caused the need for the Restatement and may, to the extent permitted by applicable law, recoup amounts by (1) requiring partial or full repayment by such person of any variable or incentive compensation or any gains realized on the exercise of stock options or on the open-market sale of vested shares, (2) canceling (in full or in part) any outstanding equity awards held by such person and/or (3) adjusting the future compensation of such person.

We will review and update the Compensation Recovery Policy as necessary for compliance with the clawback policy provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the final regulations related to that policy are issued.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits the amount that we may deduct from our federal income taxes for remuneration paid to our CEO and three most highly compensated executive officers (other than our CFO) to $1 million per person covered per year, unless certain requirements are met. Section 162(m) of the Internal Revenue Code provides an exception from this deduction limitation for certain forms of “performance-based compensation”. While our CC is mindful of the benefit to NVIDIA’s performance of full deductibility of compensation, our CC believes that it should not be constrained by the requirements of Section 162(m) of the Internal Revenue Code where those requirements would impair flexibility in compensating our NEOs in a manner that can best promote our corporate objectives. Therefore, our CC has not adopted a policy that requires that all compensation be deductible and approval of compensation, including the grant of “performance-based compensation” to our NEOs, by our CC is not a guarantee of deductibility under the Internal Revenue Code. Our CC intends to continue to compensate our NEOs in a manner consistent with the best interests of NVIDIA and our stockholders.

Our CC also considers the impact of Section 409A of the Internal Revenue Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid the possible adverse tax consequences that may arise from non-compliance.

Risk Analysis of Our Compensation Plans

With the oversight of the CC, members from the Company’s legal, human resources and finance departments, collectively Management, and Exequity, the independent consultant engaged by the CC, performed an assessment of the Company’s compensation programs and policies for Fiscal 2015 as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The assessment focused on programs with variability of payout and the ability of participants to directly affect payout and the controls over participant action and payout. Specifically, Management and Exequity reviewed the Company’s variable cash compensation and equity compensation programs. Management and Exequity identified the key terms of these programs, potential concerns regarding risk taking behavior and specific risk mitigation features. Management’s assessment was first presented to our chief administrative officer and our chief financial officer. The assessment was then presented to the CC.
The CC considered the findings of the assessment described above and concluded that our compensation programs, which are structured to recognize both short-term and long-term contributions to the Company, do not create risks which are reasonably likely to have a material adverse effect on our business or financial condition.
The CC believes that the following compensation design features guard against excessive risk-taking:

•
Our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our Variable Cash Plan measured performance on an annual basis in Fiscal 2015, our equity awards vest in installments over four years, with the first installment not vesting until the first anniversary of the grant date, which we believe encourages our employees to focus on the long-term performance of NVIDIA. Annual variable pay is not awarded below the executive level;

•	We design our variable cash and PSU compensation programs for executives so that payouts are based on achievement of corporate performance targets, and we cap the potential award payout;

•	We have internal controls over our financial accounting and reporting, including operating income, which is used to measure and determine the eligible compensation award under our plan;

•	Financial plan target goals and final awards under the Variable Cash Plan and of PSUs are approved by the CC and consistent with the annual operating plan approved by the full board each year;

•	We have a compensation recovery policy applicable to all employees that allows NVIDIA to recover compensation paid in situations of fraud or material financial misconduct;

•	All executive officer equity awards have multi-year vesting;

•	We have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers’ interests with those of our stockholders; and

•	We enforce a “no-hedging” policy and a “no-pledging” policy involving our common stock which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance.

Summary Compensation Table for Fiscal Years 2015, 2014 and 2013

The following table summarizes information regarding the compensation earned by our CEO, our chief financial officer and our other three executive officers during fiscal years 2015, 2014 and 2013. We refer to these individuals as our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang	2015	998,418	—		6,896,000	—	1,400,000	5,000	(3)	9,299,418
President and Chief Executive Officer	2014	837,450	—		2,111,400	1,657,750	1,405,030	11,000	(3)	6,022,630
	2013	784,213	—		—	3,303,000	1,454,875	—		5,542,088
Colette M. Kress (4)	2015	773,774	1,500,000	(5)	2,247,920	—	550,000	1,500	(6)	5,073,194
Executive Vice President and Chief Financial Officer	2014	158,945	—		3,242,800	—	190,668	—		3,592,413
	2013	—	—		—	—	—	—		—
Ajay K. Puri	2015	873,616	—		1,734,325	—	750,000	1,500	(6)	3,359,441
Executive Vice President, Worldwide Field Operations	2014	498,479	—		745,200	321,080	815,300	1,500	(6)	2,381,559
	2013	482,426	—		352,125	660,600	581,954	—		2,077,105
David M. Shannon	2015	798,735	—		1,455,830	—	400,000	1,500	(6)	2,656,065
Executive Vice President, Chief Administrative Officer and Secretary	2014	498,371	—		645,300	277,804	530,200	1,500	(6)	1,953,175
	2013	482,488	—		352,125	550,500	407,368	—		1,792,481
Debora Shoquist	2015	698,893	—		1,510,205	—	300,000	1,500	(6)	2,510,598
Executive Vice President, Operations	2014	498,371	—		558,900	240,810	318,120	1,500	(6)	1,617,701
	2013	478,161	—		352,125	440,400	232,781	—		1,503,467
__________

(1)
Amounts shown in this column do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the respective fiscal year. The assumptions used in the calculation of values of the awards are set forth under Note 2 to our consolidated financial statements titled “Stock-Based Compensation” in our Form 10-K. With regard to the NEOs’ stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the performance-related conditions at Target, determined in accordance with applicable accounting standards. Based on the performance that was actually achieved for Fiscal 2015, the grant date fair values of stock awards would be $10,344,000 for Mr. Huang, $3,584,020 for Ms. Kress, $2,854,925 for Mr. Puri, $2,455,750 for Mr. Shannon and $2,406,685 for Ms. Shoquist.

(2)
As applicable, reflects amounts earned in fiscal years 2015, 2014 and 2013 and paid in March of each respective year pursuant to our Variable Cash Plan for each respective year. For further information please see our Compensation Discussion and Analysis above.

(3)
Represents awards for the filing of patents of which Mr. Huang is a named inventor with the U.S. Patent and Trademark Office, or PTO. Awards are made to all NVIDIA employees whose patents are filed by NVIDIA with the PTO.

(4)	Ms. Kress joined NVIDIA as our Executive Vice President and Chief Financial Officer in September 2013.

(5)	Represents a sign-on bonus paid in Fiscal 2014 that was earned in Fiscal 2015.

(6)	Represents match of contributions to our 401(k) savings plan, which we provide to all eligible employees.

Grants of Plan-Based Awards for Fiscal Year 2015
The following table provides information regarding all grants of plan-based awards that were made to or earned by our NEOs during Fiscal 2015. Disclosure on a separate line item is provided for each grant of an award made to an NEO. The information in this table supplements the dollar value of stock options and other awards set forth in the Summary Compensation Table for Fiscal Years 2015, 2014 and 2013 by providing additional details about the awards.
The PSUs and RSUs set forth in the following table were made under our 2007 Plan. PSUs are eligible to vest based on performance against pre-established criteria. Both PSUs and RSUs are subject to service based vesting.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jen-Hsun Huang	3/19/14	3/12/14		—		100,000	400,000	600,000	—		6,896,000	(4)
	1/27/14	3/12/14	175,000	700,000	1,400,000		—		—		—
Colette M. Kress	3/19/14	3/12/14		—		19,375	77,500	155,000	—		1,336,100	(5)
	3/19/14	3/12/14		—			—		26,000	(6)	448,240
	9/17/14	8/20/14		—			—		26,000	(7)	463,580
	1/27/14	3/12/14	68,750	275,000	550,000		—		—		—
Ajay K. Puri	3/19/14	3/12/14		—		16,250	65,000	130,000	—		1,120,600	(8)
	3/19/14	3/12/14		—			—		17,500	(6)	301,700
	9/17/14	8/20/14		—			—		17,500	(7)	312,025
	1/27/14	3/12/14	93,750	375,000	750,000		—		—		—
David M. Shannon	3/19/14	3/12/14		—		14,500	58,000	116,000	—		999,920	(9)
	3/19/14	3/12/14		—			—		13,000	(6)	224,120
	9/17/14	8/20/14		—			—		13,000	(7)	231,790
	1/27/14	3/12/14	50,000	200,000	400,000		—		—		—
Debora Shoquist	3/19/14	3/12/14		—		13,000	52,000	104,000	—		896,480	(10)
	3/19/14	3/12/14		—			—		17,500	(6)	301,700
	9/17/14	8/20/14		—			—		17,500	(7)	312,025
	1/27/14	3/12/14	37,500	150,000	300,000		—		—		—
__________

(1)	Represents range of awards payable under our 2015 Variable Cash Plan as further explained in the section titled Compensation Discussion and Analysis above.

(2)	Represents range of possible shares able to be earned with respect to PSUs as further explained in the section titled Compensation Discussion and Analysis above.

(3)
Amounts shown in this column do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 2 to our consolidated financial statements titled “Stock-Based Compensation” in our Form 10-K. With regard to the stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the performance-related conditions at target, determined in accordance with applicable accounting standards.

(4)	Based on the performance that was actually achieved for Fiscal 2015, the grant date fair value would be $10,344,000.

(5)	Based on the performance that was actually achieved for Fiscal 2015, the grant date fair value would be $2,672,200.

(6)
Represents RSUs granted to Messrs. Puri and Shannon and Mses. Kress and Shoquist in the first quarter of Fiscal 2015 pursuant to the 2007 Plan. The CC approved these grants on March 12, 2014 for grant on March 19, 2014, the same day that semi-annual grants were made to all of our other eligible employees.

(7)
Represents RSUs granted to Messrs. Puri and Shannon and Mses. Kress and Shoquist in the third quarter of Fiscal 2015 pursuant to the 2007 Plan. The CC approved these grants on August 20, 2014 for grant on September 17, 2014, the same day that semi-annual grants were made to all of our other eligible employees.

(8)	Based on the performance that was actually achieved for Fiscal 2015, the grant date fair value would be $2,241,200.

(9)	Based on the performance that was actually achieved for Fiscal 2015, the grant date fair value would be $1,999,840.

(10)	Based on the performance that was actually achieved for Fiscal 2015, the grant date fair value would be $1,792,960.

Outstanding Equity Awards as of January 25, 2015
The following table presents information regarding outstanding equity awards held by our NEOs as of January 25, 2015. As of January 25, 2015, none of our NEOs held unearned equity incentive or stock awards.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (1)		Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($) (2)
Jen-Hsun Huang	180,000	—		10.00		9/16/2015	—		—
	250,000	—		10.20		3/17/2016	—		—
	200,000	—		23.65	(3)	3/18/2015	—		—
	250,000	—		15.94		9/15/2016	—		—
	250,000	—		18.10		3/16/2017	—		—
	250,000	—		10.56		9/14/2020	—		—
	234,375	15,625	(3)	17.62		3/17/2021	—		—
	203,125	46,875	(4)	14.465		9/20/2021	—		—
	206,250	93,750	(5)	14.46		3/20/2022	—		—
	168,750	131,250	(6)	13.71		9/18/2022	—		—
	103,906	133,594	(7)	12.62		3/19/2023	—		—
	74,218	163,282	(8)	16.00		9/17/2023	—		—
	—	—		—		—	121,558	(9)	2,517,466
	—	—		—		—	600,000	(11)	12,426,000
Colette M. Kress	—	—		—		—	165,000	(12)	3,417,150
	—	—		—		—	26,000	(13)	538,460
	—	—		—		—	155,000	(11)	3,210,050
	—	—		—		—	26,000	(14)	538,460
Ajay K. Puri	45,000	—		15.94		9/15/2015	—		—
	41,250	—		18.10		3/16/2016	—		—
	44,530	—		10.56		9/14/2020	—		—
	39,843	2,657	(3)	17.53		3/15/2021	—		—
	34,531	7,969	(4)	14.465		9/20/2021	—		—
	41,250	18,750	(5)	14.46		3/20/2022	—		—
	33,750	26,250	(6)	13.71		9/18/2022	—		—
	20,125	25,875	(7)	12.62		3/19/2023	—		—
	14,375	31,625	(8)	16.00		9/17/2023	—		—
	—	—		—		—	1,563	(15)	32,370
	—	—		—		—	3,125	(16)	64,719
	—	—		—		—	4,688	(17)	97,088
	—	—		—		—	6,250	(18)	129,438
	—	—		—		—	17,250	(19)	357,248
	—	—		—		—	20,700	(12)	428,697
	—	—		—		—	17,500	(13)	362,425
	—	—		—		—	130,000	(11)	2,692,300
	—	—		—		—	17,500	(14)	362,425

David M. Shannon	50,100	—		10.20	3/17/2015	—		—
	42,500	—		15.94	9/15/2015	—		—
	37,500	—		18.10	3/16/2016	—		—
	47,500	—		10.56	9/14/2020	—		—
	39,843	2,657	(3)	17.62	3/17/2021	—		—
	34,531	7,969	(4)	14.465	9/20/2021	—		—
	34,375	15,625	(5)	14.46	3/20/2022	—		—
	28,125	21,875	(6)	13.71	9/18/2022	—		—
	17,412	22,388	(7)	12.62	3/19/2023	—		—
	12,437	27,363	(8)	16.00	9/17/2023	—		—
	—	—		—	—	1,563	(15)	32,370
	—	—		—	—	3,125	(16)	64,719
	—	—		—	—	4,688	(17)	97,088
	—	—		—	—	6,250	(18)	129,438
	—	—		—	—	14,938	(19)	309,366
	—	—		—	—	17,925	(12)	371,227
	—	—		—	—	13,000	(13)	269,230
	—	—		—	—	116,000	(11)	2,402,360
	—	—		—	—	13,000	(14)	269,230
Debora Shoquist	32,500	—		15.94	9/15/2015	—		—
	29,476	—		18.10	3/16/2016	—		—
	8,750	—		10.56	9/14/2020	—		—
	37,500	2,500	(3)	17.53	3/15/2021	—		—
	12,500	7,500	(4)	14.465	9/20/2021	—		—
	12,500	12,500	(5)	14.46	3/20/2022	—		—
	12,500	17,500	(6)	13.71	9/18/2022	—		—
	945	19,407	(7)	12.62	3/19/2023	—		—
	1,421	23,719	(8)	16.00	9/17/2023	—		—
	—	—		—	—	1,250	(15)	25,888
	—	—		—	—	2,500	(16)	51,775
	—	—		—	—	4,688	(17)	97,088
	—	—		—	—	6,250	(18)	129,438
	—	—		—	—	12,938	(19)	267,946
	—	—		—	—	15,525	(12)	321,523
	—	—		—	—	17,500	(13)	362,425
	—	—		—	—	104,000	(11)	2,153,840
	—	—		—	—	17,500	(14)	362,425
__________

(1)	Unless otherwise noted, represents the closing price of our common stock as reported by NASDAQ on the date of grant which is the exercise price of stock option grants made pursuant to our 2007 Plan.

(2)	Calculated by multiplying the number of RSUs by the closing price ($20.71) of NVIDIA’s common stock on January 23, 2015, the last trading day before the end of our Fiscal 2015, as reported by NASDAQ.

(3)
In connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, effective May 7, 2009, NVIDIA and Mr. Huang agreed to amend the stock options granted to Mr. Huang on March 31, 2006, March 21, 2007 and March 19, 2008 to increase the aggregate exercise price of options exercisable for an aggregate of 700,747 shares held by Mr. Huang by $3.5 million.

(4)
The option vested as to 25% of the shares on March 16, 2012, and vested as to the remaining 75% in equal quarterly installments over the next three years such that the option was fully vested on March 16, 2015.

(5)
The option vested as to 25% of the shares on September 21, 2012, and vests as to the remaining 75% in equal quarterly installments over the next three years such that the option will be fully vested on September 21, 2015.

(6)
The option vested as to 25% of the shares on March 21, 2013, and vests as to the remaining 75% in equal quarterly installments over the next three years such that the option will be fully vested on March 21, 2016.

(7)
The option vested as to 25% of the shares on September 19, 2013, and vests as to the remaining 75% in equal quarterly installments over the next three years such that the option will be fully vested on September 19, 2016.

(8)	The option vested as to 25% of the shares on March 20, 2014, and vests as to 6.25% at the end of each quarterly period thereafter such that the option will be fully vested on March 20, 2017.

(9)	The option vested as to 25% of the shares on September 18, 2014, and vests as to 6.25% at the end of each quarterly period thereafter such that the option will be fully vested on September 18, 2017.

(10)
The RSU was earned on January 26, 2014 based on achievement of a pre-established performance goal. The RSU vested as to 25% of the shares on March 19, 2014, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on March 15, 2017.

(11)
The RSU was earned on January 25, 2015 based on achievement of a pre-established performance goal. The RSU vested as to 25% of the shares on March 18, 2015, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on March 21, 2018.

(12)	The RSU vested as to 25% on September 17, 2014, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on September 20, 2017.

(13)	The RSU vested as to 25% on March 19, 2015, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on March 21, 2018.

(14)
The RSU will vest as to 25% on September 16, 2015, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on September 19, 2018.

(15)	The RSU vested as to 25% on March 21, 2012, and vested as to 12.50% approximately every six months thereafter over the next three years such that the RSU was fully vested on March 18, 2015.

(16)	The RSU vested as to 25% on September 19, 2012, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on September 16, 2015.

(17)	The RSU vested as to 25% on March 20, 2013, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on March 16, 2016.

(18)	The RSU vested as to 25% on September 18, 2013, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on September 21, 2016.

(19)	The RSU vested as to 25% on March 19, 2014, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on March 15, 2017.

Option Exercises and Stock Vested in Fiscal Year 2015
The following table shows information regarding option exercises and stock vested by our NEOs during Fiscal 2015.

Name	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
Jen-Hsun Huang	—		—		72,933	(2)	1,367,980
Colette M. Kress	—		—		55,000	(3)	1,053,250
Ajay K. Puri	185,470	(4)	1,280,402	(5)	32,875	(6)	620,876
David M. Shannon	158,750		914,631	(7)	30,562	(8)	577,128
Debora Shoquist	274,232		1,309,995	(7)	27,062	(9)	511,017
__________

(1)	The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

(2)	The number of shares acquired on vesting includes an aggregate of 30,948 shares that were withheld to pay taxes due upon vesting.

(3)	The number of shares acquired on vesting includes an aggregate of 22,828 shares that were withheld to pay taxes due upon vesting.

(4)
Mr. Puri exercised stock options and sold 167,188 shares during Fiscal 2015. Mr. Puri also exercised stock options for an additional 18,282 shares during Fiscal 2015 for an aggregate exercise price of $185,545 which he still holds as of the date of this proxy statement.

(5)
The value realized by Mr. Puri upon the exercise and sale of the 167,188 shares represents the difference between the exercise price per share of the stock option and the sales price of the shares of common stock. The value realized on exercise of the additional 18,282 shares represents the difference between the exercise price per share of the stock option and the closing price of the shares of our common stock as reported by NASDAQ on the date of exercise.

(6)	The number of shares acquired on vesting includes an aggregate of 15,005 shares that were withheld to pay taxes due upon vesting.

(7)
The value realized by Mr. Shannon and Ms. Shoquist upon the exercise and sale of the shares represents the difference between the exercise price per share of the stock option and the sales price of the shares of common stock. The value realized was determined without considering any taxes that may have been owed. The exercise price of each such stock option was equal to the closing price of our common stock as reported by NASDAQ on the date of grant.

(8)	The number of shares acquired on vesting includes an aggregate of 13,907 shares that were withheld to pay taxes due upon vesting.

(9)	The number of shares acquired on vesting includes an aggregate of 14,129 shares that were withheld to pay taxes due upon vesting.

Employment, Severance and Change-in-Control Arrangements

Employment Agreements.    Our executive officers are “at-will” employees and we do not have employment, severance or change-in-control agreements with our executive officers.
Change-in-Control Arrangements.    Our 1998 Plan provides that if we sell all or substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change-in-control, all outstanding awards under the 1998 Plan held by all employees then providing services, including our executive officers, will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and exercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change-in-control.
Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control.

Potential Payments Upon Termination or Change-in-Control

Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested options, RSUs and PSUs will fully vest in some cases as described above under Employment, Severance and Change-in-Control Arrangements—Change-in-Control Arrangements. The table below shows our estimates of the amount of the benefit each of our NEOs would have received if the unvested options, RSUs and PSUs held by them as of January 25, 2015 had become fully vested as a result of a change-in-control. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable NEO by the difference between the $20.71 closing price of our common stock on January 23, 2015, the last trading day of Fiscal 2015, as reported by NASDAQ, and the exercise price of the option. The estimated benefit amount of unvested RSUs and unvested PSUs was calculated by multiplying the number of RSUs or PSUs held by the applicable NEO by the $20.71 closing price of our common stock on January 23, 2015.

Name	Unvested In-the-Money Options, RSUs and PSUs at January 25, 2015 (#) (1)	Total Estimated Benefit ($)
Jen-Hsun Huang	1,105,934	14,497,003
Colette M. Kress	294,500	6,099,095
Ajay K. Puri	266,702	3,897,995
David M. Shannon	230,366	3,362,604
Debora Shoquist	213,277	3,219,559
________
(1) The amounts in this column include unvested PSUs for each NEO, representing the probable outcome of the performance- related conditions at Target on the March 12, 2014 grant date, as set forth under “Estimated PSUs at Target” . Upon certification by our CC in March 2015, the actual number of such NEO’s PSUs that became eligible to vest are set forth under “Actual PSUs Eligible to Vest”:

Name	Estimated PSUs at Target	Actual PSUs Eligible to Vest
Jen-Hsun Huang	400,000	600,000
Colette M. Kress	77,500	155,000
Ajay K. Puri	65,000	130,000
David M. Shannon	58,000	116,000
Debora Shoquist	52,000	104,000

Compensation Committee Interlocks and Insider Participation
For Fiscal 2015, the CC consisted of Messrs. Burgess, Coxe, Gaither and Stevens and Ms. Hudson. No member of the CC is an officer or employee of NVIDIA, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or CC.

Compensation Committee Report
The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 25, 2015 and in this proxy statement.
COMPENSATION COMMITTEE
Robert K. Burgess, Chairman
Tench Coxe
Dawn Hudson
Mark Stevens

Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm
for Fiscal Year 2016

The AC has selected PwC to serve as our independent registered public accounting firm for our fiscal year ending January 31, 2016. Stockholder ratification of the AC’s selection of PwC is not required by our Bylaws or any other governing documents or laws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the AC will reconsider whether or not to retain PwC. Even if the selection is ratified, the AC in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 Annual Meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as votes against the proposal. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

We expect that a representative of PwC will attend the 2015 Annual Meeting. The PwC representative will have an opportunity to make a statement at the 2015 Annual Meeting if he or she so desires. The representative will also be available to respond to appropriate stockholder questions.

Recommendation of the Board
The Board recommends that you vote FOR the ratifications of the selection of PwC as our independent registered public accounting firm for our fiscal year ending January 31, 2016.

Fees Billed by the Independent Registered Public Accounting Firm

The following is a summary of fees billed by PwC for fiscal years 2015 and 2014 for audit, tax and other professional services during each fiscal year:

	Fiscal 2015	Fiscal 2014
Audit Fees (1)	$4,161,541	$3,894,820
Audit-Related Fees	—	—
Tax Fees (2)	261,771	171,478
All Other Fees (3)	3,600	3,600
Total Fees	$4,426,912	$4,069,898
 __________

(1)
Audit fees included fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and annual report, reviews of SEC registration statements and related consents, fees related to statutory audits of some of our international entities and comfort letter fees related to the convertible note offering completed in Fiscal 2014.

(2)	Tax fees consisted of fees for tax compliance and consultation services.

(3)	All other fees consisted of fees for products or services other than those included above, including payment to PwC related to the use of an accounting regulatory database.

All of the services provided for fiscal years 2015 and 2014 described above were pre-approved by the AC or the Chairman of the AC through the authority granted to him by the AC, which is described below.

Our AC determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.

Pre-Approval Policies and Procedures

The AC has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the AC’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full AC provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the AC has delegated power to Mark L. Perry, the Chairman of our AC, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the AC. Mr. Perry then communicates such pre-approval to the full AC at its next meeting.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.

The Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for fiscal year 2015, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 25, 2015. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable standards. The Audit Committee oversees these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The Audit Committee approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

NVIDIA has an internal audit function that reports to the Audit Committee. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls and the operating effectiveness of our business processes. The Audit Committee approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Audit Committee does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP or assess our internal control over financial reporting. The Audit Committee relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2015 with management and our internal control over financial reporting with management and PwC. Specifically, the Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 25, 2015.

AUDIT COMMITTEE

Mark L. Perry, Chairman
Harvey C. Jones
William J. Miller
A. Brooke Seawell

Equity Compensation Plan Information
The number of shares issuable upon exercise of outstanding stock options, RSUs and PSUs, the weighted-average exercise price of outstanding stock options, and the number of stock awards remaining for future issuance under each of our equity compensation plans as of January 25, 2015 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	21,342,004	14.60	(2)	76,949,849	(3)
Equity compensation plans not approved by security holders (4)	2,713	36.59	(2)	—
Total	21,344,717	14.61	(2)	76,949,849	(3)
__________

(1)
This row includes our 2007 Plan (which is intended as the successor to and continuation of our 1998 Plan, our 1998 Non-Employee Directors’ Stock Option Plan, our 2000 Nonstatutory Equity Incentive Plan and the 2004 Plan) and our 2012 ESPP. Under our 2012 ESPP, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

(2)	Represents the weighted-average exercise price of outstanding stock options only.

(3)	The number of shares that remained available for future issuance as of January 25, 2015 is as follows:

Plan	Number of shares remaining available for future issuance or for the grant of future rights as of January 25, 2015
2007 Plan	24,501,781
2012 ESPP	52,448,068
Total	76,949,849

(4)	This row represents the 2004 Plan and the 1999 Plan, which are described below.
PortalPlayer, Inc. 2004 Stock Incentive Plan
We assumed the 2004 Plan and all related outstanding options in connection with our acquisition of PortalPlayer, Inc. in January 2007. The 2004 Plan was adopted by the PortalPlayer stockholders in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates for the assumed options did not change. Under the 2004 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant. We no longer make option grants from this plan.
PortalPlayer, Inc. 1999 Stock Option Plan
We assumed options issued under the 1999 Plan when we completed our acquisition of PortalPlayer in January 2007. The 1999 Plan was terminated upon completion of PortalPlayer’s initial public offering of common stock in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates did not change. Under the 1999 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant.

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during Fiscal 2015, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

Other Matters

The Board knows of no other matters that will be presented for consideration at the 2015 Annual Meeting. If any other matters are properly brought before the 2015 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Shannon Secretary

April 9, 2015
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 25, 2015 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDERS MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 25, 2015 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.
NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

San Tomas Expressway
B
A
C
D
Building E
NVIDIA
Scott Boulevard
Walsh Avenue

Directions to Our Headquarters—Building E

FROM HIGHWAY 101
Take the San Tomas/Montague Exit
Follow the sign to San Tomas Expressway
Stay on San Tomas for less than a mile to Walsh Avenue
Turn left onto Walsh Avenue
Continue on Walsh Avenue to the stoplight at Scott Boulevard
Turn left onto Scott Boulevard
2800 Scott Boulevard is the first office building on the left
Turn left into 2800 Scott Boulevard

FROM INTERSTATE 280
Take the Saratoga Ave/Saratoga Exit towards Santa Clara
Stay on Saratoga Avenue for about 1 mile
Turn left onto San Tomas Expressway and drive for approximately 3 miles to Walsh Avenue
Turn right onto Walsh Avenue
Continue on Walsh Avenue to the stoplight at Scott Boulevard
Turn left onto Scott Boulevard
2800 Scott Boulevard is the first office building on the left
Turn left into 2800 Scott Boulevard

NVIDIA.
INVESTOR RELATIONS
2701 SAN TOMAS EXPRESSWAY
SANTA CLARA, CA 95050

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 19, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NVIDIA2015**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions. There is **NO CHARGE** for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

M88724-P61233 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR all the Nominees:

1. Election of Directors

Nominees:		**For**	**Withhold**	**Abstain**
1a.	Robert K. Burgess	☐	☐	☐
1b.	Tench Coxe	☐	☐	☐
1c.	Persis S. Drell	☐	☐	☐
1d.	James C. Gaither	☐	☐	☐
1e.	Jen-Hsun Huang	☐	☐	☐
1f.	Dawn Hudson	☐	☐	☐
1g.	Harvey C. Jones	☐	☐	☐
1h.	Michael G. McCaffery	☐	☐	☐
1i.	William J. Miller	☐	☐	☐
1j.	Mark L. Perry	☐	☐	☐
1k.	A. Brooke Seawell	☐	☐	☐
1l.	Mark A. Stevens	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To approve our executive compensation.	☐	☐	☐
3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2016.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Letter to Stockholders are available at www.proxyvote.com.

M88725-P61233

NVIDIA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS

May 20, 2015

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and David M. Shannon (the "Proxies"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the 2015 Annual Meeting of Stockholders to be held at 10:30 a.m., PDT on May 20, 2015, at Building E of the company's headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR each of the nominees listed in Proposal 1, and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side